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                         AGREEMENT AND PLAN OF ORGANIZATION


                             dated as of January 8, 1998

                                    by and among

                                  IT PARTNERS, INC.,

                                   ITP NO. 10, INC.,

                    (a wholly-owned subsidiary of IT Partners, Inc.)

                           SEQUOIA DIVERSIFIED PRODUCTS, INC.,

                                        and

                             the STOCKHOLDERS named herein
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                         TABLE OF CONTENTS

     1.     THE MERGER                                                    5
            1.1     Delivery and Filing of Articles of Merger             5
            1.2     Effective Time of the Merger                          6
            1.3     Certificate of Incorporation, By-laws and Board of
                     Directors of Surviving Corporation                   6
            1.4     Certain Information With Respect to the Capital
                     Stock of the COMPANY, ITP and NEWCO                  7

     2.     CONVERSION OF STOCK                                           7

            2.1     Manner of Conversion                                  7
            2.2     Rights -- ITP                                         8

     3.     DELIVERY OF MERGER CONSIDERATION                              8

            3.1     Delivery of Merger Consideration                      8
            3.2     Closing Date Adjustments to Merger Consideration      8
            3.3     Post-Closing Adjustments to Merger Consideration      9

     4.     CLOSING                                                      11

     5.     REPRESENTATIONS AND WARRANTIES OF COMPANY AND
            STOCKHOLDERS                                                 12

            5.1     Due Organization                                     12
            5.2     Authorization                                        12
            5.3     Capital Stock of the COMPANY                         13
            5.4     Subsidiaries                                         13
            5.5     Financial Statements                                 13
            5.6     Liabilities and Obligations                          14
            5.7     Accounts and Notes Receivable                        14
            5.8     Intellectual Property; Permits and Intangibles       14
            5.9     Environmental Matters                                15
            5.10    Personal Property                                    17
            5.11    Significant Customers; Material Contracts and
                    Commitments                                          18
            5.12    Real Property                                        19
            5.13    Insurance                                            20
            5.14    Compensation; Employment Agreements; Organized
                    Labor Matters                                        20
            5.15    Employee Plans                                       20
            5.16    Compliance with ERISA                                20
            5.17    Conformity with Law; Litigation                      21
            5.18    Taxes                                                22
            5.19    No Violations                                        25
            5.20    Business Conduct                                     25
            5.21    Misrepresentation                                    26
            5.22    Authority; Ownership                                 27
            5.23    No Intention to Dispose of ITP Stock                 27
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      6.     REPRESENTATIONS OF ITP and NEWCO                            27

             6.1     Due Organization                                    27
             6.2     Authorization                                       28
             6.3     Transaction Not a Breach                            28
             6.4     Misrepresentation                                   28
             6.5     Capital Stock                                       28
             6.6     Subsidiaries                                        29
             6.7     Conformity with Law; Litigation                     29
             6.8     Financial Statements                                30
             6.9     No Undisclosed Liabilities                          30
             6.10    HSR Act                                             30
             6.11    No Material Adverse Change                          30

      7.     COVENANTS PRIOR TO CLOSING                                  31

             7.1     Access and Cooperation: Due Diligence               31
             7.2     Conduct of Business Pending Closing                 31
             7.3     Prohibited Activities                               32
             7.4     No Shop                                             33
             7.5     Agreements                                          33
             7.6     Notification of Certain Matters                     34
             7.7     Amendment of Schedules                              34
             7.8     Further Assurances                                  35
             7.9     Approval of Merger Agreement                        35
             7.10    Conduct of Business by ITP Pending the Merger       35

     8.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE NAMED
            STOCKHOLDERS AND THE COMPANY                                 36

             8.1     Representations and Warranties                      36
             8.2     Performance of Obligations                          36
             8.3     No Litigation                                       36
             8.4     Opinion of Counsel                                  36
             8.5     Consents and Approvals                              37
             8.6     Good Standing Certificates                          37
             8.7     Secretary's Certificate                             37
             8.8     No Material Adverse Change                          37
             8.9     Employment Agreements                               37

      9.     CONDITIONS PRECEDENT TO OBLIGATIONS OF ITP AND NEWCO        37

             9.1     Representations and Warranties                      37
             9.2     Performance of Obligations                          38
             9.3     No Litigation                                       38
             9.4     Secretary's Certificate                             38
             9.5     No Material Adverse Change                          38
             9.6     STOCKHOLDERS' Release                               38
             9.7     Termination of Related Party Agreements             39
             9.8     Opinion of Counsel                                  39
             9.9     Consents and Approvals                              39
             9.10    Good Standing Certificates                          39
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             9.11     Employment Agreements                              39
             9.12     Stockholders' Agreement                            39
             9.13     Subordination Agreement                            39
             9.14     Financing                                          39
             9.15     Letter Agreement                                   40
             9.16     Employment Matters                                 40

     10.     COVENANTS AFTER CLOSING                                     40

             10.1     Preparation and Filing of Tax Returns              40
             10.2     Stock Options                                      41
             10.3     Annual Incentive Compensation Plan                 41

     11.     INDEMNIFICATION                                             41

             11.1     General Indemnification by the STOCKHOLDERS        41
             11.2     Indemnification by ITP                             42
             11.3     Third Person Claims                                42
             11.4     Exclusive Remedy                                   43
             11.5     Limitations on Indemnification                     43
             11.6     Subrogation                                        44
             11.7     Tax and Insurance                                  44
             11.8     Undertakings                                       44

     12.     TERMINATION OF AGREEMENT                                    44

             12.1     Termination                                        44
             12.2     Liabilities in Event of Termination                45

     13.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION                   45

             13.1     STOCKHOLDERS                                       45
             13.2     ITP and NEWCO                                      46
             13.3     Damages                                            46
             13.4     Survival                                           46

     14.     STOCKHOLDERS' AGREEMENT                                     46

             14.1     Stockholders' Agreement                            46

     15.     FEDERAL SECURITIES ACT REPRESENTATIONS                      47

             15.1     Compliance with Law                                47
             15.2     Economic Risk: Sophistication                      47

     16.     GENERAL                                                     48

             16.1     Cooperation                                        48
             16.2     Successors and Assigns                             48
             16.3     Entire Agreement                                   48
             16.4     Counterparts                                       49
             16.5     Brokers and Agents                                 49
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              16.6     Expenses                                          49
              16.7     Notices                                           49
              16.8     Governing Law                                     50
              16.9     Exercise of Rights and Remedies                   50
              16.10    Time                                              51
              16.11    Reformation and Severability                      51
              16.12    Remedies Cumulative                               51
              16.13    Captions                                          51
              16.14    Amendments and Waivers                            51
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     ANNEX I     FORM OF ARTICLES OF MERGER

     ANNEX II    CERTIFICATE OF INCORPORATION AND BY-LAWS OF ITP AND
                 NEWCO

     ANNEX III   MERGER CONSIDERATION TO BE PAID TO STOCKHOLDERS

     ANNEX IV    STOCKHOLDERS AND STOCK OWNERSHIP OF THE COMPANY

     ANNEX V     STOCK OWNERSHIP OF ITP

     ANNEX VI    FORM OF OPINION OF COUNSEL TO ITP

     ANNEX VII   FORM OF OPINION OF COUNSEL TO COMPANY AND STOCKHOLDERS

     ANNEX VIII  FORM OF EMPLOYMENT AGREEMENT

     ANNEX IX    FORM OF JOINDER AGREEMENT

     ANNEX X     FORM OF PROMISSORY NOTE

     ANNEX XI    FORM OF SUBORDINATION AGREEMENT

     ANNEX XII   NORMALIZING ADJUSTMENTS OF THE COMPANY

     ANNEX XIII  LETTER AGREEMENT WITH CERTAIN STOCKHOLDERS

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                    AGREEMENT AND PLAN OF ORGANIZATION

     THIS AGREEMENT AND PLAN OF ORGANIZATION (this "Agreement") is made as of January 8, 1998, by and among (i) IT PARTNERS, INC., a Delaware corporation ("ITP"), (ii) ITP NO. 10, INC., a Delaware corporation ("NEWCO"), (iii) SEQUOIA DIVERSIFIED PRODUCTS, INC., a Michigan corporation (the "COMPANY"), and (iv) JOHN D. BAMBERGER, as Trustee U-A, dated November 9, 1995, ALAN E. WISE, as Trustee U-A dated December 13, 1995, WILLIAM E. MURRAY, MICHAEL J. BALTOSIEWICH, as Trustee U-A dated October 20, 1972, CARL J. GRIFFIN, WILLIAM
C. CHURCH and MICHAEL A. RYAN (collectively, the "NAMED STOCKHOLDERS" and together with the other shareholders of the COMPANY, the "STOCKHOLDERS").

     WHEREAS, NEWCO is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on December 12, 1997, solely for the purpose of completing the transactions set forth herein, and is a wholly-owned subsidiary of ITP;

     WHEREAS, the respective Boards of Directors of NEWCO and the COMPANY (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the COMPANY merge with and into NEWCO pursuant to this Agreement and the applicable provisions of the laws of the States of Delaware and Michigan (the "Merger"), and in furtherance thereof have approved the Merger;

     WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule attached hereto and not otherwise defined herein shall have the following meanings for all purposes of this Agreement:

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "Acquired Party" means the COMPANY, any subsidiary and any member of a Relevant Group.

     "Acquisition Companies" means NEWCO and each of the other Delaware companies wholly-owned by ITP prior to the Closing Date.

     "Acquisition Transaction" has the meaning set forth in Section 7.4.

     "Affiliates" means any other person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a person.

     "Agent" has the meaning set forth in Section 9.14.

     "Articles of Merger" means those Articles or Certificates of Merger with respect to the Merger substantially in the forms attached as Annex I hereto or with such changes therein as may be required by applicable state laws.
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     "Balance Sheet" means the COMPANY's audited October  31, 1997 Balance
Sheet prepared by ITP's independent accountants, Arthur Andersen, L.L.P. and delivered to the COMPANY.

     "Balance Sheet Date" means October 31, 1997.

     "Benefit Plan" means any Plan existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the COMPANY, any ERISA Affiliate, or any predecessor of any of the foregoing, under which any employee or former employee of the COMPANY, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights.

     "Charter Documents" has the meaning set forth in Section 5.1.

     "Closing" has the meaning set forth in Section 4.

     "Closing Date" has the meaning set forth in Section 4.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" has the meaning set forth in the first paragraph of this Agreement.

     "Company Delivered Documents" means this Agreement and the Schedules attached hereto, as well as those documents, agreements and instruments to be executed and delivered by the COMPANY and the NAMED STOCKHOLDERS at the Closing in connection with this Agreement.

     "COMPANY Stock" has the meaning set forth in Section 2.1.

     "Constituent Corporations" has the meaning set forth in the second recital of this Agreement.

     "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, commitment, undertaking, obligation, whether written or oral, express or implied.

     "Debt" means all liabilities of the COMPANY for borrowed money.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization prepared in accordance with GAAP.

     "Effective Time of the Merger" means the time as of which the Merger becomes effective, which the parties hereto contemplate will occur on the Closing Date.

     "Environmental Requirements" has the meaning set forth in Section 5.9(a).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
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     "ERISA Affiliate" means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the COMPANY or any predecessor of the COMPANY.

     "Estimated Closing Date Balance Sheet" means a Closing Date balance sheet for the COMPANY prepared by the COMPANY and reviewed by ITP, which shall include an estimation of the Net Asset Value as of the Closing Date.

     "Expiration Date" has the meaning set forth in Section 5(A).

     "Final Closing Balance Sheet" means the Closing Date Balance Sheet as finally determined under Section 3.3.

     "Final Net Asset Value" means Net Asset Value as finally determined under
Section 3.3.

     "Final FYE EBITDA" means the FYE EBITDA as finally determined under
Section 3.3.

     "FYE EBITDA" means the EBITDA of the COMPANY for the twelve (12) month period ending December 31, 1997, subject to the normalizing adjustments of the COMPANY set forth on Annex XII hereto.

     "GAAP" means generally accepted accounting principles of the United States applied in a manner consistent with the past practices of the COMPANY.

     "Governmental Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local or otherwise.

     "Hazardous Materials" has the meaning set forth in Section 5.9(a).

     "Intellectual Property" means trademarks, service marks, trade dress, trade names, patents and copyrights and any registration or application for any of the foregoing, and any trade secret, invention, discovery, method of doing business, process, know-how, including but not limited to, training techniques, training materials, computer software (including source and object code), databases, technology systems and integration techniques, product design and product packaging.

     "IPO" means the sale of ITP Common Stock by or for the account of ITP pursuant to an initial public offering registered under the 1933 Act.

     "ITP" has the meaning set forth in the first paragraph of this Agreement.

     "ITP Charter Documents" has the meaning set forth in Section 6.1.

     "ITP Delivered Documents" means this Agreement and those documents, agreements and instruments to be executed and delivered by ITP and NEWCO at the Closing in connection with this Agreement.
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     "ITP Expiration Date" has the meaning set forth in Section 6.

     "ITP Stock" means the common stock, par value $.01 per share, of ITP.

     "Knowledge", "awareness" or similar expressions mean only the actual knowledge of the individual to which the expression is applicable. When such terms are used in connection with the knowledge of a corporate entity, such knowledge shall include only the actual knowledge of the officers or directors of that corporate entity.

     "Lien" has the meaning set forth in Section 5.6.

     "Material Adverse Effect" has the meaning set forth in Section 5.1.

     "Material Contract" means any Contract set forth on Schedule 5.8, 5.10, 5.11, 5.12 or 5.14 or any other Contract to which the COMPANY is a party or by which its properties are bound which is material to the COMPANY.

     "Merger" means the merger of the COMPANY with and into NEWCO pursuant to this Agreement and the applicable provisions of the laws of the States of Delaware and Michigan, with NEWCO as the Surviving Corporation.

     "Net Asset Value" means the COMPANY's net worth as determined in accordance with GAAP.

     "Net Asset Value Adjustment" has the meaning set forth in Section
3.3(a)(ii).

     "NEWCO" has the meaning set forth in the first paragraph of this Agreement.

     "NEWCO Stock" means the common stock, par value $.01 per share, of NEWCO.

     "Note" has the meaning set forth in Section 2.1(a).

     "Permitted Liens" means any purchase money security interests created in the ordinary course of business, any Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which adequate reserves have been established and are being maintained), and any materialmens', mechanics', workers', repairmens', employees' or other like Liens arising in the ordinary course of business.

     "Person" means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

     "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance,
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separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any

     "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     "Proposed Final Closing Balance Sheet" means a Closing Date Balance Sheet for the COMPANY prepared by ITP in accordance with Section 3.3.

     "Relevant Group" has the meaning set forth in Section 5.18(a).

     "Returns" has the meaning set forth at the end of Section 5.18.

      "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

     "SEC" means the United States Securities and Exchange Commission.

     "Statutory Liens" has the meaning set forth in Section 7.3(e).

     "STOCKHOLDERS" has the meaning set forth in the first paragraph of this Agreement.

     "Surviving Corporation" shall mean NEWCO as the surviving party in the Merger.

     "Tax" or "Taxes" has the meaning set forth at the end of Section 5.18.

     "Taxing Authority" has the meaning set forth at the end of Section 5.18.

     "Transfer Taxes" has the meaning set forth in Section 17.6(c).

     "Working Capital Cash Needs" means that amount of cash and cash equivalents equal to $536,233.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.     THE MERGER

     1.1 Delivery and Filing of Articles of Merger. The Constituent Corporations will cause the Articles of Merger to be signed, verified and filed with the Secretary of State of the State of Delaware and the Department of Consumer and Industry Services of the State of Michigan and stamped receipt copies of each such filing to be delivered to ITP on or before the Closing Date.

     1.2 Effective Time of the Merger. At the Effective Time of the Merger and subject to the terms and conditions of this Merger and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the Michigan Business Corporation Act, as amended ("Michigan Law"), the COMPANY shall be merged with and into NEWCO in accordance with the Articles of Merger, the separate existence of the COMPANY shall cease and NEWCO shall be the Surviving Corporation in the Merger. At the Effective Time of the Merger, the effect of the Merger otherwise shall be as provided in the applicable provisions of Delaware Law and Michigan Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all the property, rights, privileges, powers and franchises of the COMPANY and NEWCO shall vest in the Surviving Corporation, and all debts, liabilities and duties of the COMPANY and NEWCO shall become the debts, liabilities and duties of the Surviving Corporation. The Merger will be effected in a single transaction.

     1.3 Certificate of Incorporation, By-laws and Board of Directors of Surviving Corporation. At the Effective Time of the Merger:

          (a) the Certificate of Incorporation of NEWCO then in effect shall be the Certificate of Incorporation of the Surviving Corporation until amended as provided by law;

          (b) the By-laws of NEWCO then in effect shall be the By-laws of the Surviving Corporation until amended as provided by law;

          (c) John D. Bamberger, Daniel J. Klein and Jamie E. Blech shall be the directors of the Surviving Corporation until their respective successors are elected or appointed and qualified in accordance with the terms the By-laws of the Surviving Corporation; the Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and By-laws of the Surviving Corporation; and

          (d) the officers of the COMPANY immediately prior to the Effective Time of the Merger shall continue as the officers of the Surviving Corporation in the same capacity or capacities, and effective upon the Effective Time of the Merger, except that John D. Bamberger shall also be appointed Vice Chairman of the Board of the Surviving Corporation. In addition, Daniel J. Klein shall be appointed Chairman of the Board of the Surviving Corporation and Jamie E. Blech shall be appointed vice president and assistant secretary of the Surviving Corporation, each such officer to serve, subject to the provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until his or her successor is duly elected and qualified.

          (e) Subject to the provisions of the Stockholders' Agreement referred to in Section 9.12 hereof and subject to the provisions of the laws of the State of Delaware, ITP shall, for the period beginning on the Closing Date and ending on the effective time of an IPO, appoint and retain John D. Bamberger as a director of ITP and, after the effective time of an IPO, shall use its best efforts to have John D. Bamberger nominated and appointed as a director of ITP to serve until his successor is duly elected and qualified.
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    1.4       Certain Information With Respect to the Capital Stock of the
COMPANY, ITP and NEWCO. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the COMPANY, ITP and NEWCO as of the date of this Agreement are as follows:

          (a) as of the date of this Agreement, the authorized capital stock of the COMPANY is as set forth on Schedule 1.4 hereto;

          (b) immediately prior to the Closing Date, the authorized capital stock of ITP will consist of ten million shares of ITP Stock and two million shares of preferred stock, par value $.01 per share ("Preferred Stock"); and

          (c) as of the date of this Agreement, the authorized capital stock of NEWCO consists of 1,000 shares of NEWCO Stock, of which 100 shares are issued and outstanding and beneficially owned by ITP.

2.     CONVERSION OF STOCK

     2.1       Manner of Conversion.  The manner of converting the shares of
(i) outstanding capital stock of the COMPANY ("COMPANY Stock") and (ii) NEWCO Stock, issued and outstanding immediately prior to the Effective Time of the Merger, respectively, into shares of (x) ITP Stock and (y) common stock of the Surviving Corporation, respectively, shall as of the Effective Time of the Merger be as follows:

          (a) all of the shares of COMPANY Stock issued and outstanding immediately prior to the Effective Time of the Merger will be canceled and extinguished and, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent, with respect to each STOCKHOLDER, (1) the right to receive the number of shares of ITP Stock set forth on Annex III hereto with respect to such STOCKHOLDER; (2) the right to receive the amount of cash set forth on Annex III hereto with respect to such STOCKHOLDER; and (3) the right to receive a subordinated promissory note (the "Note") issued by ITP in an amount specified on Annex III hereto with respect to such STOCKHOLDER (collectively, the "Merger Consideration") and with the terms specified in Annex X hereto and subject to a Subordination Agreement in the form attached hereto as Annex XI;

          (b) all shares of COMPANY Stock that are held by the COMPANY as treasury stock shall be canceled and retired and no shares of ITP Stock or other consideration shall be delivered or paid in exchange therefor; and
(c) each share of NEWCO Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of ITP, automatically be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time of the Merger.

     2.2       Rights -- ITP Stock.     All ITP Stock received by the
STOCKHOLDERS pursuant to this Agreement shall, except for restrictions on resale or transfer described in Sections 14 and 15 hereof, have the same rights as all the other shares of outstanding ITP Stock by reason of the provisions of the Certificate of Incorporation of ITP or as otherwise provided by the Delaware Law.

3.     DELIVERY OF MERGER CONSIDERATION; CLOSING AND POST-CLOSING ADJUSTMENTS

     3.1     (a)      Delivery of Merger Consideration.   At the Effective
Time of the Merger and on the Closing Date, the STOCKHOLDERS, who are the holders of all outstanding certificates representing shares of COMPANY Stock, upon surrender of such certificates and subject to the adjustments specified under Sections 3.2 and 3.3 below shall receive (i) the respective number of shares of ITP Stock set forth on Annex III; (ii) the amount of cash set forth on Annex III hereto with respect to such STOCKHOLDER; and (iii) a Note issued by ITP in an amount specified on Annex III hereto with respect to such STOCKHOLDER and with the terms specified in Annex X hereto and subject to a Subordination Agreement in the form attached hereto as Annex XI. The cash payable pursuant to clause (ii) shall be paid by wire transfer to the STOCKHOLDERS in immediately available funds.

     (b)      Certificate Delivery.     To the extent practicable, the
STOCKHOLDERS shall deliver to Piper & Marbury L.L.P., counsel to ITP, at the Closing the certificates, representing all of the COMPANY Stock, duly endorsed in blank by the STOCKHOLDERS, or accompanied by stock powers duly endorsed in blank, with signatures guaranteed by a national or state chartered bank or other financial institution, and with all necessary Transfer Tax and other revenue stamps, acquired at the STOCKHOLDERS' expense, affixed and canceled. The STOCKHOLDERS agree promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such COMPANY Stock or with respect to the stock powers accompanying any COMPANY Stock. Upon consummation of the transactions contemplated to occur on the Closing Date, all of such certificates shall be deemed released by such counsel to ITP without any further action on the part of such counsel.

     3.2       Closing Date Adjustments to Merger Consideration.       On the
Closing Date, the amount of cash payable shown on Annex III shall be (x) reduced by an amount equal to any Debt reflected on the Estimated Closing Date Balance Sheet, and (y) reduced by the amount by which Working Capital Cash Needs exceeds cash and cash equivalents as reflected on the Estimated Closing Date Balance Sheet (the "Closing Date Adjustments"). Any additional payments from the STOCKHOLDERS arising from the Closing Date Adjustments shall be paid by and allocated among the STOCKHOLDERS in accordance with the provisions set forth in Annex III under the caption "Post-Closing Adjustments to Merger Consideration". All such additional payments shall be made by the STOCKHOLDERS within five (5) business days after such final determination. In the event that any of the STOCKHOLDERS are required to make any payments to ITP in the form of the ITP Stock or the Notes, such STOCKHOLDERS shall return to ITP (i) certificates evidencing sufficient shares of ITP Stock necessary to comply with the additional payments required, and (ii) the Notes previously issued to such STOCKHOLDERS; promptly after the return of the foregoing, ITP shall reissue certificates for the ITP Stock and the Notes to the STOCKHOLDERS in accordance with such final determination. In the event that the

STOCKHOLDERS are required to make any payments in the form of cash, such payments shall be made in immediately available funds by wire transfer, cashier's check or other mutually agreed upon manner.

     3.3       Post-Closing Adjustments to Merger Consideration.

          (a)      Net Asset Value Adjustment.

               (i) On January 31, 1998, ITP, together with its accountants, shall prepare and deliver to STOCKHOLDERS' accountants a Proposed Final Closing Balance Sheet prepared on a basis consistent with the Balance Sheet. The Proposed Final Closing Balance Sheet shall include an evaluation of the Net Asset Value at the Closing Date. The Proposed Final Closing Balance Sheet shall be accompanied by a report of ITP's accountants. The STOCKHOLDERS and STOCKHOLDERS' accountants shall have the right to consult during reasonable business hours with appropriate personnel of ITP and ITP's accountants and to have access to, and to review and make copies of, the work papers of ITP and ITP's accountants with respect to the preparation of the Proposed Closing Balance Sheet.

               (ii) If the Final Net Asset Value is less than the Net Asset Value shown on the Estimated Closing Date Balance Sheet, the STOCKHOLDERS shall pay to ITP the difference plus interest thereon from the Closing Date through the date of payment at a rate per annum, which may fluctuate from time to time, equal to the then prime rate of Citibank (the "Net Asset Value Adjustment"). Any additional payments from the STOCKHOLDERS arising from the Net Asset Value Adjustment shall be paid by and allocated among the STOCKHOLDERS in accordance with the provisions set forth in Annex III under the caption "Post-Closing Adjustments to Merger Consideration". All such additional payments shall be made by the STOCKHOLDERS within five (5) business days after such final determination. In the event that any of the STOCKHOLDERS are required to make any payments to ITP in the form of the ITP Stock or the Notes, such STOCKHOLDERS shall return to ITP (i) certificates evidencing sufficient shares of ITP Stock necessary to comply with the additional payments required, and (ii) the Notes previously issued to such STOCKHOLDERS; promptly after the return of the foregoing, ITP shall reissue certificates for the ITP Stock and the Notes to the STOCKHOLDERS in accordance with such final determination. In the event that the STOCKHOLDERS are required to make any payments in the form of cash, such payments shall be made in immediately available funds by wire transfer, cashier's check or other mutually agreed upon manner.

          (b)      Subsequent Valuation Adjustment.

               (i) On January 31, 1998, upon presentation of financial statements accompanied by a report of ITP's accountants reflecting the COMPANY's FYE EBITDA, the consideration received by the STOCKHOLDERS will be adjusted (i) upward by the amount by which FYE EBITDA multiplied by 8.86 (the "Subsequent Valuation") exceeds the Merger Consideration, or (ii) downward by the amount by which the Subsequent Valuation is less than the Merger Consideration. The STOCKHOLDERS and STOCKHOLDERS' accountants shall have the right to consult during reasonable business hours with appropriate personnel of ITP and ITP's accountants and to have access to, and to review and make copies of, the work papers of ITP and ITP's accountants with respect to the preparation of the financial statements reflecting the COMPANY's FYE EBITDA.

               (ii) The consideration payable pursuant to this Section 3.3(b) to or by the STOCKHOLDERS shall be paid by or to and allocated among the STOCKHOLDERS in accordance with the provisions set forth in Annex III under the caption "Post-Closing Adjustments to Merger Consideration"; provided however, that the aggregate value of merger consideration payable to the STOCKHOLDERS shall not exceed $27,500,000. In the event that any of the STOCKHOLDERS are required to make any payments to ITP in the form of the ITP Stock or the Notes, such STOCKHOLDERS shall return to ITP (i) certificates evidencing sufficient shares of ITP Stock necessary to comply with the additional payments required, and (ii) the Notes previously issued to such STOCKHOLDERS; promptly after the return of the foregoing, ITP shall reissue certificates for the ITP Stock and the Notes to the STOCKHOLDERS in accordance with such final determination. In the event that ITP or the STOCKHOLDERS are required to make any payments in the form of cash, such payments shall be made in immediately available funds by wire transfer, cashier's check or other mutually agreed upon manner.

          (c)      Procedure to Resolve Dispute.

               (i) The STOCKHOLDERS may dispute the Proposed Final Closing Balance Sheet and the determination of FYE EBITDA prepared by ITP and ITP's accountants by notice to ITP setting forth in reasonable detail the amounts in dispute and the basis for such dispute within 45 days of its receipt of the Proposed Final Closing Balance Sheet and the determination of FYE EBITDA. If the STOCKHOLDERS fail to deliver a notice of objections within such 45-day period, the STOCKHOLDERS shall be deemed to have accepted the Proposed Final Closing Date Balance Sheet (including the Net Asset Value thereon) and the determination of FYE EBITDA. If the aggregate amounts in dispute are less than $100,000, the Net Asset Value and the FYE EBITDA proposed by ITP shall be adjusted by one-half of the dispute amount which shall then constitute the Final Closing Balance Sheet, the Final Net Asset Value and the Final FYE EBITDA.

               (ii) If the amounts in dispute exceed $100,000, ITP's accountants and the STOCKHOLDERS' accountants shall attempt in good faith to resolve such dispute, and any resolution as to any disputed amounts shall be final, binding and conclusive. If there is no resolution of any such dispute within 15 days of the date of receipt by ITP of a written notice of dispute, ITP and the STOCKHOLDERS shall, within five additional days, retain Coopers & Lybrand, L.L.P., which firm shall, within 30 days of each submission, resolve such remaining dispute, and provide written notice of such resolution by facsimile, confirmed by mail, and such resolution shall be binding and conclusive. Such resolution shall be within the range of amounts proposed by ITP's accountants and the amount proposed by the STOCKHOLDERS' accountants as to each disputed item. The fees and disbursements of Coopers & Lybrand, L.L.P. shall be borne by ITP and the STOCKHOLDERS in the proportion that the aggregate amount of disputed items submitted to Coopers & Lybrand, L.L.P. that is unsuccessfully disputed by each party (as finally determined by Coopers &

Lybrand, L.L.P.) bears to the total amount of the disputed items as submitted to Coopers & Lybrand, L.L.P. After resolving the items in dispute, Coopers & Lybrand, L.L.P. shall prepare and deliver a Final Closing Balance Sheet (including a certification of the Final Net Asset Value thereon) and a final determination of FYE EBITDA.

4.     CLOSING

     At or prior to the Closing (as defined below), the parties shall take all actions necessary to prepare to (i) effect the Merger (including, if permitted by applicable state law and if desired by the parties hereto, the advance filing with the appropriate state authorities of the Articles of Merger, which shall become effective at the Effective Time of the Merger) and (ii) effect the conversion and delivery of shares referred to in Section 2 hereof; provided, that such actions shall not include the actual completion of the Merger for purposes of this Agreement or the conversion and delivery of the shares and transmission of funds by wire referred to in Section 3 hereof, which actions shall only be taken upon the Closing Date as herein provided.
If there is no Closing Date and this Agreement terminates, ITP hereby covenants and agrees to do all things required by Delaware Law and all things which counsel for the COMPANY advise ITP are required by Michigan Law in order to rescind any merger or other actions effected by the advance filing of the Articles of Merger as described in this Section. The taking of the actions described in clauses (i) and (ii) above shall take place on the date which is mutually agreeable to the COMPANY and ITP at the offices of Piper & Marbury L.L.P., Charles Center South, 36 South Charles Street, Baltimore, Maryland 21201, or upon consent of the parties, via facsimile and overnight courier.
On the Closing Date (x) the Articles of Merger shall be or shall have been filed with the appropriate state authorities so that they shall be or, as of 11:00 a.m. Eastern Time on the Closing Date, shall become effective and the Merger shall thereby be effected, and (y) all transactions contemplated by this Agreement, including the conversion and delivery of shares, issuance of the Note, and the transmission of funds by wire pursuant to Section 3 hereof shall occur. The date on which the actions described in the preceding clauses
(x) and (y) occurs (the "Closing") shall be referred to as the "Closing Date."

5.     REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDERS

     (A) Representations and Warranties of the COMPANY and the STOCKHOLDERS.

     Each of the COMPANY, John D. Bamberger and Alan E. Wise jointly and severally represents and warrants and each of the other NAMED STOCKHOLDERS severally, but not jointly, represents and warrants to ITP and NEWCO that all of the following representations and warranties in this Section 5 are true at the Closing Date (subject to Section 7.7 hereof), and that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months (the last day of such period being the "Expiration Date"), except that the representations and warranties set forth in Sections
5.9 and 5.18 hereof shall survive until such time as the applicable statute of limitations period has run, which shall be deemed to be the Expiration Date for such purposes. For purposes of this Section 5, the term "COMPANY" shall mean and refer to the COMPANY and all of its subsidiaries, if any.

     5.1 Due Organization. The COMPANY is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except to the extent any such failure to be so authorized or qualified would not have a materially adverse effect on the COMPANY's business, condition (financial or other), properties, business prospects or results of operations (as used herein with respect to the COMPANY, or with respect to any other person, a "Material Adverse Effect"), to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under the Material Contracts; is duly qualified in the jurisdictions listed in Schedule 5.1 (except for the State of Ohio) and there are no other jurisdictions in which the conduct of the COMPANY's business or activities or its ownership of assets requires any other qualification under applicable law, the absence of which would have a Material Adverse Effect. True, complete and correct copies of the Articles of Incorporation and By-laws (except the By-laws of the foreign subsidiaries of the COMPANY), each as amended, of the COMPANY (the "Charter Documents") are all attached to Schedule 5.1. The minute books and stock records of the COMPANY, as heretofore made available to ITP, are correct and complete in all material respects.

     5.2 Authorization. The representatives of the COMPANY executing this Agreement have the authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Company Delivered Documents and performance by the COMPANY of its obligations under this Agreement and the Company Delivered Documents and the consummation by the COMPANY of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action in accordance with applicable law and the Articles of Incorporation and By-Laws of the COMPANY on the part of the COMPANY and the STOCKHOLDERS. This Agreement constitutes the valid and binding obligation of the COMPANY, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.3 Capital Stock of the COMPANY. The entire authorized capital stock of the COMPANY is as set forth in Schedule 1.4. All of the issued and outstanding shares of capital stock of the COMPANY are owned by the STOCKHOLDERS in the amounts set forth in Annex IV and, except as set forth on
Schedule 5.3, are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. Except as disclosed on Schedule 5.3, there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which the COMPANY or the STOCKHOLDERS is a party requiring or restricting issuance, sale or transfer of any equity securities of the COMPANY or any securities convertible directly or indirectly into equity securities of the COMPANY, or evidencing the right to subscribe for any equity securities of the COMPANY, or giving any person any rights with respect to the capital stock of the COMPANY. Except as contemplated by this Agreement or disclosed on Schedule 5.3, there are no voting agreements, voting trusts, other agreements (including cumulative voting rights), commitments or understandings with respect to the capital stock of the COMPANY. All of the issued and outstanding shares of capital stock of the COMPANY have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record and beneficially by the STOCKHOLDERS.

     5.4 Subsidiaries. Schedule 5.4 attached hereto lists the name of each of the COMPANY's subsidiaries and sets forth the number and class of the authorized capital stock of each of the COMPANY's subsidiaries and the number of shares of each of the COMPANY's subsidiaries which are issued and outstanding, all of which shares (except as set forth on Schedule 5.4) are owned by the COMPANY, free and clear of all liens, security interests, pledges, voting trusts, equities, restrictions, encumbrances and claims of every kind. Except as set forth on Schedule 5.4, the COMPANY does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the COMPANY, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

     5.5 Financial Statements. The COMPANY has delivered to ITP copies of the following unaudited financial statements, copies of which are attached hereto as Schedule 5.5 (collectively, the "Financial Statements"):

          (a) Balance Sheet, Income Statement, Statement of Stockholders' Equity and Statement of Cash Flows at and for the year ended December 31, 1995 and Balance Sheet at December 31, 1996; and

          (b) Balance Sheets, Income Statements, Statements of Stockholders' Equity, and Statements of Cash Flows at and for the interim period ended October 31, 1997.

     Each of the Financial Statements is consistent with the books and records of the COMPANY (which, in turn, are accurate and complete in all material respects) and fairly presents the COMPANY's financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP, consistently applied among the periods which are the subject of the Financial Statements, except unaudited interim financial statements which were or are subject to normal year-end adjustments which were not and are not expected to be material in amount and the addition of required footnotes thereto. The COMPANY has not deferred recognition of any of its accounts payable or accelerated recognition of any of its accounts receivable.

      5.6 Liabilities and Obligations. The COMPANY's assets, tangible or intangible, are owned by the COMPANY free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each, a "Lien"), except for the items listed on Schedule 5.6 and the Permitted Liens. The COMPANY has delivered to ITP an accurate list (which is set forth on Schedule 5.6) as of the Balance Sheet Date of (i) all liabilities of the COMPANY known to the COMPANY in excess of $10,000 which are not reflected on the balance sheet of the COMPANY at the Balance Sheet Date or otherwise reflected in the COMPANY Financial Statements at the Balance Sheet Date and which are required by GAAP to be disclosed thereon, and (ii) all material loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements to which the COMPANY is a party, except for the Permitted Liens. Except as set forth on Schedule 5.6, and except as otherwise described or disclosed in this Agreement (or the Schedules, Exhibits or Annexes attached hereto), or reflected in the Financial Statements, to the knowledge of the Named Stockholders since the Balance Sheet Date the COMPANY has not incurred any liabilities in excess of $10,000 of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business.

     5.7 Accounts and Notes Receivable. The COMPANY has delivered to ITP an accurate list (which is set forth on Schedule 5.7) of the accounts and notes receivable of the COMPANY as of the Balance Sheet Date. Within ten (10) days prior to Closing, the COMPANY shall provide ITP (x) an accurate list of all outstanding receivables arising since the Balance Sheet Date and as of a date which is within ten (10) calendar days of the Closing Date and (y) an aging of all such accounts and notes receivable showing amounts due in 30 day aging categories (the "A/R Aging Reports"). Except to the extent reflected on
Schedule 5.7, the accounts, notes and other receivables shown on Schedule 5.7 and on the A/R Aging Reports are, and the COMPANY has no reason to believe that any such account receivable is not, collectible in the amounts shown net of reserves reflected in the balance sheet as of the Balance Sheet Date.

     5.8       Intellectual Property; Permits and Intangibles.

          (a) To the knowledge of the COMPANY, the COMPANY owns or has valid licenses to all Intellectual Property required for or otherwise used in connection with the conduct of its business and the COMPANY has delivered to ITP an accurate list (which is set forth on Schedule 5.8(a)) of all Intellectual Property owned or used by the COMPANY including a list of all licenses and sublicenses granted by or to the COMPANY with respect to any Intellectual Property. To the COMPANY's knowledge, each item of Intellectual Property owned by or licensed to the COMPANY is valid and in full force and effect. To the knowledge of the COMPANY, except as set forth on Schedule 5.8(a), all right, title and interest in and to each item of Intellectual Property owned by or licensed to the COMPANY is not subject to any restriction, royalty or fee arrangement or pending or threatened claim or dispute. To the COMPANY's knowledge, none of the Intellectual Property owned by or licensed to the COMPANY nor any product sold or licensed or service provided by the COMPANY, infringes any Intellectual Property right of any other person or entity and to the COMPANY's knowledge, no Intellectual Property owned by or licensed to the COMPANY is infringed upon by any other person or entity.

          (b) The COMPANY holds all licenses, franchises, permits and governmental authorizations the absence of any of which would be reasonably likely to have a Material Adverse Effect (the "Material Licenses"), and the COMPANY has delivered to ITP an accurate list and summary description (which is set forth on Schedule 5.8(b)) of all such Material Licenses, including permits, licenses, franchises and certificates (a list of all environmental-related Material Licenses is set forth on Schedule 5.9). To the COMPANY's knowledge, the Material Licenses listed on Schedules 5.8(b) and 5.9 are valid and in effect, and the COMPANY has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. To the COMPANY's knowledge, the COMPANY has conducted and is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Material Licenses on Schedules 5.8(b) and 5.9 and is not in material violation of any of the foregoing or of any related regulatory or legal requirements except where such non-compliance or violation would not have a Material Adverse Effect. Except as specifically provided in Schedule 5.8(a) or 5.8(b), the transactions contemplated by this Agreement will not (i) to COMPANY'S knowledge, result in the infringement or misappropriation by the COMPANY of any Intellectual Property right of any other person or entity, or (ii) result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the COMPANY by, any Material Licenses listed on Schedule 5.8(b) or any contracts involving the grant to the COMPANY of any rights relating to the Intellectual Property of any third party.

          (c) To the COMPANY's knowledge, the COMPANY's products and services conform in all material respects with any material applicable specification, documentation, performance standard, or contractual commitment by the COMPANY existing with respect thereto, and there are no unresolved material claims under warranty, contract or otherwise with respect to the COMPANY's services or products, except where any of the foregoing would not have a Material Adverse Effect.

     5.9       Environmental Matters.

          (a)(i) "Environmental Requirements" for purposes of this Agreement shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to Hazardous Materials (as defined below), pollution, or protection of the environment, health or safety, all as amended and as in effect as of the date hereof.

              (ii) "Hazardous Materials" for purposes of this Agreement shall include, without limitation: (A) hazardous materials, hazardous substances, extremely hazardous substances, hazardous chemicals, toxic chemicals, toxic substances, pollutants, contaminants, solid wastes or hazardous wastes, as those terms are defined or used in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. sec 6901 et seq. ("RCRA"), the Clean Water Act, 33 U.S.C. sec 1251 et seq., the Clean Air Act, 42 U.S.C. sec 7401 et seq., the Toxic Substances Control Act,

15 U.S.C. sec 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec 11001 et seq., the Occupational Safety and Health Act, and any other Environmental Requirements and other terms of similar import or meaning; (B) petroleum and petroleum products, including, without limitation, crude oil or any faction thereof; (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. sec 2011 et seq.; and (D) asbestos in any form or condition.

          (b)     Except as set forth on Schedule 5.9:

              (i) the COMPANY and each of its predecessors and subsidiaries are and at all times have been in compliance in all material respects with, and are not and have not been in violation of or liable under, all Environmental Requirements;

              (ii) the COMPANY and each of its predecessors and subsidiaries possess all Material Licenses required by all Environmental Requirements, and have filed all notices or applications required thereby;

              (iii) no environmental clearances, approvals or consents are required under applicable law from any Governmental Authority or entity in order to consummate the transactions contemplated in this Agreement or for the COMPANY to continue operations after the Closing Date;

              (iv)     (A)     the COMPANY and each of its predecessors and
subsidiaries are not subject to, and have not received any notice of, any private, administrative or judicial claim or action, or notice of any intended private, administrative or judicial claim or action or received any request for information relating to the presence or alleged presence of Hazardous Materials (1) in, under or upon any real property currently or formerly owned, leased, operated or used by (a) the COMPANY or any of its predecessors or subsidiaries or (b) any other person that has, at any time, disposed of Hazardous Materials on behalf of the COMPANY or any of its predecessors or subsidiaries; or (2) ever possessed, owned or generated by or on behalf of the COMPANY or any of its predecessors or subsidiaries at any location;

                        (B) to the COMPANY's knowledge, there is no basis for any such notice, claim, action or request; and

                        (C) there are no pending or, to the knowledge of the COMPANY and each of its predecessors and subsidiaries, threatened claims, actions or proceedings (or notices of potential claims, actions or proceedings) from any Governmental Authority or any other entity regarding any matter relating to health, safety or protection of the environment against the COMPANY or any of its predecessors and subsidiaries.

               (v) To the COMPANY'S knowledge, there are and have been no past or present events, conditions, circumstances, activities, practices, incidents or actions which materially interfere with or prevent continued compliance by the COMPANY or the Surviving Corporation with any Environmental Requirements, give rise to any legal obligation or liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the COMPANY or any real property presently or previously owned or used by the COMPANY under any Environmental Requirements or related common law theories;

               (vi) No real property currently or formerly owned or operated by the COMPANY or any of its predecessors or subsidiaries is or was listed on the National Priorities List, the CERCLIS or any similar state or local list of potential or confirmed hazardous waste sites;

              (vii) To the COMPANY's knowledge, no conditions exist on adjacent properties that threaten the environmental condition or safety of any property owned, operated or used by the COMPANY; and

               (viii) The COMPANY and its predecessors and subsidiaries have not released or disposed of any Hazardous Materials at any property owned or used by the COMPANY or its predecessors or subsidiaries, except as in compliance with the Environmental Requirements and, to the COMPANY's knowledge, no other person has released or disposed of Hazardous Materials at any such property, except as in compliance with the Environmental Requirements.

     5.10 Personal Property. The COMPANY has delivered to ITP's independent accountants, Arthur Andersen, LLP, an accurate list (which is set forth on Schedule 5.10) of (x) all personal property with a fair market value in excess of $10,000 which is included (or that will be included) in "depreciable plant, property and equipment" (or similarly named line item) on the balance sheet of the COMPANY as of the Balance Sheet Date, (y) all other personal property owned by the COMPANY with a value individually in excess of $10,000 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date and (z) all leases and agreements in respect of personal property, including, in the case of each of (x), (y) and (z), true, complete and correct copies of all such leases which have been provided to ITP's counsel. Except as set forth on Schedule 5.10, (i) all personal property with a value individually in excess of $10,000 used by the COMPANY in its business is either owned by the COMPANY or leased by the COMPANY pursuant to a lease included on Schedule 5.10, (ii) all of the personal property listed on
Schedule 5.10 is in good working order and condition, ordinary wear and tear excepted, and (iii) all leases and agreements included on Schedule 5.10 are in full force and effect and constitute valid and binding agreements of the COMPANY, and to the COMPANY's knowledge, of the other parties thereto in accordance with their respective terms.

     5.11       Significant Customers; Material Contracts and Commitments.
(a) The COMPANY has delivered to ITP an accurate list (which is set forth on Schedule 5.11(a)) of all significant customers, it being understood and agreed that a "significant customer," for purposes of this Section 5.11, means a customer (or person or entity) representing 5% or more of the COMPANY's total annual revenues as of the ten month period ended on the Balance Sheet Date. Except to the extent set forth on Schedule 5.11(a), none of the COMPANY's significant customers has, since the Balance Sheet Date, canceled or substantially reduced or, to the knowledge of the COMPANY, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the COMPANY.
     (b) Except as listed or described on Schedule 5.11(b), as of or on the date hereof, neither the COMPANY is a party to or bound by, nor do there exist any, Contracts relating to or in any way affecting the operation or ownership of the COMPANY's business that are of a type described below:

          (a) any collective bargaining arrangement with any labor union or any such agreement currently in negotiation or proposed;

          (b) any Contract for capital expenditures or the acquisition or construction of fixed assets for or in respect to real property other than in the COMPANY's ordinary course of business in excess of $10,000;

          (c) any Contract with a term in excess of one year for the purchase, maintenance, acquisition, sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property or services (except that the COMPANY need not list any such contract made in the ordinary course of business) which requires aggregate future payments of greater than $10,000;

          (d) any Contract relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, agreements and other instruments for or relating to any lending or borrowing, including assumed indebtedness;

          (e) any Contract granting any person a Lien on any of the assets of the COMPANY, in whole or in part, except for any Permitted Liens;

          (f) any Contract granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the assets of the COMPANY's business other than in the ordinary course of business;

          (g)     any Contract under which the COMPANY is

               (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or real property, or

               (ii) a lessor of any real property or tangible personal property owned by the COMPANY,

in either case having an original value in excess of $10,000;

           (h) any contract providing for the indemnification of any officer, director, employee or other person (excluding any provisions in the Charter Documents);

                (i)     any joint venture agreement or partnership contract;
and

            (j) any other Contract with a term in excess of one year, whether or not made in the ordinary course of business, which involves or may involve payments in excess of $10,000 (except for the Real Property Leases (as defined in Section 5.12)).

     The COMPANY has provided ITP with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto, except for the leases referred to under Section 5.11(b)(g)(ii), which shall be delivered to ITP on or before January 19, 1998. Except as set forth on Schedule 5.11(b), each Material Contract is a valid and binding obligation of the COMPANY, enforceable in accordance with its terms, and is in full force and effect. Except as set forth on Schedule 5.11(b), the COMPANY has performed all obligations required to be performed by it under each Material Contract and neither the COMPANY nor, to the knowledge of the COMPANY, any other party to any Material Contract, is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder; and, to the knowledge of the COMPANY there exists no condition which would constitute a breach or default thereunder. The COMPANY has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

     5.12       Real Property.  (a) The COMPANY owns no real property.

          (b) Schedule 5.12(b) includes an accurate list of real property leases to which the COMPANY is a party (the "Real Property Leases"). Counsel to ITP has been provided with true, complete and correct copies of all the Real Property Leases. Except as set forth on Schedule 5.12(b), all of such leases included on Schedule 5.12(b) are in full force and effect and constitute valid and binding agreements of the COMPANY and, to the COMPANY's knowledge, of the parties thereto in accordance with their respective terms.

     5.13       Insurance.  The COMPANY has delivered to ITP:

           (a) true and complete copies of all certificates of insurance evidencing insurance policies to which the COMPANY is a party or under which the COMPANY, or any director of the COMPANY, is or has been covered at any time within two years preceding the date of this Agreement;

            (b) true and complete copies of all pending applications for policies of insurance; and

            (c) any statement made by the auditor of the COMPANY's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

      5.14 Compensation; Employment Agreements; Organized Labor Matters. The COMPANY has delivered to ITP an accurate list (which is set forth on Schedule 5.14) showing as of December 1, 1997, all officers, directors and key employees of the COMPANY, listing all employment agreements with such officers, directors and key employees and the rate of compensation of each of such persons as of the date hereof. The COMPANY has provided to ITP true, complete and correct copies of any employment agreements for persons listed on
Schedule 5.14. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases and bonuses implemented on a basis consistent with past practices. Except as set forth on
Schedule 5.14, there is no, and within the last three years the COMPANY and Manage Pro, Inc., have not experienced any, strike, picketing, boycott, work stoppage or slowdown, other similar labor dispute, union organizational activity, allegation, charge or complaint of unfair labor practice, employment discrimination pending or, to the COMPANY's knowledge, threatened against the COMPANY or Manage Pro, Inc.

     5.15 Employee Plans. The COMPANY has delivered to ITP an accurate schedule (which is set forth on Schedule 5.15) showing all Benefit Plans, together with true, complete and correct copies of such Benefit Plans, agreements and any trusts related thereto, summary plan descriptions thereof, the last determination letter (if any) issued to each Benefit Plan by the Internal Revenue Service, and the last Forms 5500 filed for such Benefit Plans.

     5.16       Compliance with ERISA.

          (a) All Benefit Plans that are intended to qualify under Section 401(a) of the Code are and have been so qualified and have been determined by the Internal Revenue Service to be so qualified.

          (b) Except as disclosed on Schedule 5.16, all reports and other documents required to be filed with any Governmental Authority or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed.

          (c) None of the NAMED STOCKHOLDERS, any such Benefit Plan, nor the COMPANY has engaged in any transactions prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA and for which no individual or class exemption exists.

          (d) No material pending claim or lawsuit has been asserted or instituted by or against a Benefit Plan, against the assets of a trust under a Benefit Plan or by or against the plan sponsor, plan administrator, or any fiduciary of a Benefit Plan (other than routine claims for benefits), and the COMPANY has no knowledge of any fact which could form the basis for any such claim or lawsuit.

           (e) Each Benefit Plan (including without limitation a Benefit plan covering retirees or their beneficiaries) may be terminated or amended by the plan sponsor at any time without the consent of any person covered thereunder and may be terminated without any liability for benefits accruing after the date of such termination.

           (f) No Benefit Plan has any provisions that would prohibit the transactions contemplated by this Agreement or give rise to any severance, termination or other payments or liabilities (including without limitation any acceleration in benefits vesting or distribution) as a result of the transactions contemplated by this Agreement.

          (g) There have been no terminations, partial terminations or discontinuance of contributions to any Benefit Plan intended to qualify under
Section 401(a) of the Code without notice to and approval by the Internal Revenue Service and the Pension Benefit Guaranty Corporation.

          (h) All Benefit Plans and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

          (i) All accrued contribution obligations of the COMPANY with respect to any Benefit Plan have either been fulfilled in their entirety or are fully reflected on the balance sheet of the COMPANY as of the Balance Sheet Date.

          (j) The COMPANY further represents that it has never had any Benefit Plans subject to Title IV of ERISA.

     5.17      Conformity with Law; Litigation.

          (a) Except as set forth on Schedule 5.17(a) and except with respect to the Environmental Requirements (which are addressed in Section 5.9) and with respect to the Benefit Plans and ERISA and similar laws (which are addressed in Sections 5.15 and 5.16), the COMPANY has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its Business (collectively, "Laws"), except where any such noncompliance would not have a Material Adverse Effect, and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability other than, in each case, those not having a Material Adverse Effect.

          (b) Except to the extent set forth on Schedule 5.17(b) (which shall disclose the parties to, nature of, and relief sought for each matter disclosed):

                  (a) There is no suit, action, proceeding, investigation, claim or order pending or, to the COMPANY's knowledge, threatened against either the COMPANY or, to the knowledge of the COMPANY, pending or threatened against any of the officers, directors or employees of the COMPANY with respect to its business or proposed business activities which would have a Material Adverse Effect on the COMPANY, or to which the COMPANY is otherwise a party, before any court, or before any Governmental Authority (collectively, "Claims").

                   (b) The COMPANY is not subject to any judgment, order or decree of any court or Governmental Authority expressly directed at the COMPANY; the COMPANY has not received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may have a Material Adverse Effect. The COMPANY is not engaged in any legal action to recover monies due it or for damages sustained by it.

     5.18       Taxes.  Except as set forth on Schedule 5.18:

           (a) All Returns required to have been filed with any Taxing Authority by the COMPANY including any affiliated, combined, consolidated, unitary or similar group of which the COMPANY is or was a member (a "Relevant Group") have been duly filed, and each such Return correctly and completely reflects, in all material respects, the Tax liability and other information required to be reported thereon. All Taxes (whether or not shown on any Return) owed by the COMPANY, any subsidiary and any member of a Relevant Group (individually, the "Acquired Party" and collectively, the "Acquired Parties") have been paid on or prior to the due date for payment of such Taxes, except for Taxes being contested in good faith and by appropriate proceedings (and for which adequate reserves have been established and are being maintained).

            (b) To the knowledge of the COMPANY and the NAMED STOCKHOLDERS, the provisions for Taxes due by the COMPANY and any subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the COMPANY Financial Statements are sufficient for all unpaid Taxes, being current taxes not yet due and payable, of such Acquired Party.

            (c) No Acquired Party is a party to any agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which an Acquired Party does not file Returns that it is or may be subject to taxation by that jurisdiction that is unresolved or if adversely determined would have a Material Adverse Effect on such Acquired Party.

            (d) Each Acquired Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

            (e) No Acquired Party has received notice that any Taxing Authority intends to assess any additional Taxes against or in respect of it for any past period. No Acquired Party has received notice that there is a dispute or claim concerning any Tax liability of any Acquired Party either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to any Acquired Party. No Acquired Party has received notice that issues have been raised in any examination by any Taxing Authority with respect to any Acquired Party which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Schedule 5.18 attached hereto lists all federal, state, local and foreign income Tax Returns filed by or with respect to any Acquired Party for all taxable periods ended on or after January 1, 1991, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. Each Acquired Party has delivered to ITP complete and correct copies of all federal, state, local and foreign income

Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, such Acquired Party since January 1, 1991.

          (f) No Acquired Party has waived any statute of limitations, the waiver of which remains in effect on the date hereof, in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (g) No Acquired Party has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

          (h) No Acquired Party is a party to any Tax allocation or sharing agreement.

          (i) None of the assets of any Acquired Party constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. No Acquired Party is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

           (j) No Acquired Party is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of any Acquired Party is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

            (k) No Acquired Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

            (l) There are no accounting method changes or proposed or threatened accounting method changes, of any Acquired Party that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

            (m) No Acquired Party has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

            (n)     Each Acquired Party has disclosed (in accordance with
Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

            (o) No Acquired Party has any liability for Taxes of any person other than such Acquired Party (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

            (p) Prior to ITP's acquisition of the COMPANY pursuant to this Agreement, there currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of any Acquired Party (collectively, the "Tax Losses") under (i)
Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code, (v) Section 1.1502-15T and Section 1.1502-15A of the Treasury regulations, (vi) Section 1.1502-21T and Section 1.1502-21A of the Treasury regulations or (vii) Sections 1.1502-91T through 1.1502-99 of the Treasury regulations, in each case as in effect both prior to and following the Tax Reform Act of 1986.

            (q) The fair market value of the assets of the COMPANY as well as the COMPANY's tax basis in such assets exceeds the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

            (r) The COMPANY is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 351(e)(2) of the Code. For purposes of this Section 5.18, the following definitions shall apply:

     "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax with any Taxing Authority or Governmental Authority.

     "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum or other taxes, assessments, duties, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

      "Taxing Authority" means any Governmental Authority, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

       5.19 No Violations. The COMPANY is not in violation of any Charter Document. To the knowledge of the COMPANY, except as set forth on
Schedule 5.19, the execution of this Agreement and the performance by the COMPANY and the NAMED STOCKHOLDERS of their obligations hereunder and the consummation by the COMPANY and the NAMED STOCKHOLDERS of the transactions contemplated hereby will not (i) result in any violation or breach of, or constitute a default under, any of the terms or provisions of the Material Contracts or the Charter Documents or (ii) require the consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to, any other party, except where the failure to receive any such consent, approval or waiver or to make such filing would not have a Material Adverse Effect.

       5.20 Business Conduct. Except as set forth on Schedule 5.20 and except with respect to the negotiations and actions related to and as contemplated by this Agreement, since the Balance Sheet Date, the COMPANY has conducted its business only in the ordinary course consistent with past custom and practices and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practices. Except as forth on Schedule 5.20 and except with respect to the negotiations and actions related to and as contemplated by this Agreement, since the Balance Sheet Date, there has not been any:

             (a) Material adverse change in the COMPANY's operations, condition (financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or business prospects;

             (b) Loan or advance by the COMPANY to any party other than sales to customers on credit in the ordinary course of business consistent with past custom and practices;

             (c) Declaration, setting aside, or payment of any dividend or other distribution in respect to the COMPANY's capital stock, any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate;

             (d) Incurrence of any Debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of Taxes and governmental charges but not penalties, interest or fines in respect thereof, and obligations or liabilities incurred by virtue of the execution of this Agreement;

             (e) Issuance by the COMPANY of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

             (f) Cancellation, waiver or release by the COMPANY of any Debts, rights or claims, except in each case in the ordinary course of business consistent with past custom and practices;

             (g) Amendment of the COMPANY's Articles or Certificate of Incorporation or By-Laws;

             (h) Amendment or termination of any Material Contract, other than expiration of such Material Contract in accordance with its terms;

             (i) Change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the COMPANY;

             (j) Sale or assignment by the COMPANY of any tangible assets other than in the ordinary course of business;

             (k) Capital expenditures or commitments therefor by the COMPANY other than in the ordinary course of business in excess of $10,000 in the aggregate;

             (l)     Liens of any asset of the COMPANY other than Permitted
Liens;

             (m)     Adoption, amendment or termination of any Benefit Plan;

             (n) Increase in the benefits provided under any Benefit Plan, except as provided in such Benefit Plan; or

             (o) An occurrence or event not included in clauses (a) through (o) that has or might reasonably be expected to have a Material Adverse Effect on the COMPANY.

     5.21 Misrepresentation. To the knowledge of the COMPANY and the NAMED STOCKHOLDERS, none of the representations and warranties set forth in this Agreement or the Company Delivered Documents, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

              (B) Representations and Warranties of the STOCKHOLDERS. Each STOCKHOLDER severally, and not jointly, represents and warrants that the representations and warranties set forth below are true as of the Closing Date (subject to Section 7.7 hereof).

     5.22 Authority; Ownership. Each NAMED STOCKHOLDER has the full legal right, power and authority to enter into this Agreement. Each NAMED STOCKHOLDER owns beneficially and of record all of the shares of the COMPANY Stock identified on Annex IV as being owned by such STOCKHOLDER, and, except as set forth on Schedule 5.22 and except for applicable securities laws, such COMPANY Stock is owned free and clear of any and all Liens, voting trusts and restrictions of every kind.

     5.23 No Intention to Dispose of ITP Stock. No NAMED STOCKHOLDER has any current plan or intention, or is under any binding commitment or contract to sell, exchange or otherwise dispose of shares of ITP Stock received pursuant to the Merger.

          (C)     Disclaimer; Disclosure

     Notwithstanding anything in this Agreement or the COMPANY Delivered Documents to the contrary, the COMPANY and the NAMED STOCKHOLDERS do not make, and have not made, any representations or warranties relating to the COMPANY (or any of its subsidiaries) or the STOCKHOLDERS in connection with the transactions contemplated hereby other than those expressly set forth in this
Section 5. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations (including but not limited to the Confidential Memorandum, dated May 1997, distributed by First of Michigan Corporation) are not and shall not be deemed to be or to include representations or warranties of the COMPANY or the STOCKHOLDERS, except to the extent otherwise expressly covered by the representations and warranties in Section 5 of this Agreement. No Person has been authorized by the COMPANY or the NAMED STOCKHOLDERS to make any representation or warranty relating to the COMPANY (or any of its subsidiaries) or the STOCKHOLDERS in connection with the transactions contemplated hereby other than those expressly set forth in this Section 5 and, if made, such representation or warranty must not be relied upon as having been authorized by the COMPANY or the NAMED STOCKHOLDERS. Any information disclosed in one Annex or Schedule shall be deemed to be disclosed in this Agreement and in all Annexes and Schedules.

6.     REPRESENTATIONS OF ITP and NEWCO

     ITP and NEWCO jointly and severally represent and warrant to the COMPANY and the STOCKHOLDERS that all of the following representations and warranties in this Section 6 are true at the Closing Date (subject to Section 7.7 hereof), and that such representations and warranties shall survive the Closing Date for a period of three years (the "ITP Expiration Date").

      6.1 Due Organization. ITP and NEWCO are each corporations duly incorporated, validly existing and in good standing under the laws of the state of their incorporation, and are duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their business in the places and in the manner as now conducted, to own or hold under lease the properties and assets they now own or hold under lease, and to perform all of their obligations under any material agreement to which they are a party by which their properties are bound; are duly qualified in the jurisdictions listed in Schedule 6.1 and there are no other jurisdictions in which the conduct of ITP's and NEWCO's business or activities or their ownership of assets requires any other qualification under applicable law, the absence of which would have a Materially Adverse Effect on either ITP's or NEWCO's business. True, complete and correct copies of the Certificate or Articles of Incorporation and Bylaws, each as amended, of ITP and NEWCO (the "ITP Charter Documents") are all attached hereto as Annex II. The minute books and stock records of each of ITP and NEWCO, as heretofore made available to the COMPANY, are correct and complete in all material respects.

     6.2 Authorization. The respective representatives of ITP and NEWCO executing this Agreement have the authority to execute and deliver this Agreement and to bind ITP and NEWCO to perform their respective obligations hereunder. The execution and delivery of this Agreement and the ITP Delivered Documents by ITP and NEWCO and the performance by ITP and NEWCO of their respective obligations under this Agreement and the ITP Delivered Documents and the consummation by ITP and NEWCO of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by each in accordance with applicable law and the Certificate or Articles of Incorporation and By-Laws of ITP and NEWCO, as the case may be. This Agreement constitutes the valid and binding obligation of ITP and NEWCO, enforceable in accordance with its terms.

       6.3 Transaction Not a Breach. Neither the execution and delivery of this Agreement and ITP Delivered Documents nor their performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on ITP or NEWCO or conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate or Articles of Incorporation or the By-Laws of ITP or NEWCO or of any contract, agreement, mortgage or other instrument or obligation of any nature to which ITP or NEWCO is a party or by which ITP or NEWCO is bound or require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other person.

     6.4 Misrepresentation. To the knowledge of ITP, none of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, to the COMPANY as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.5 Capital Stock. The entire authorized capital stock of ITP consists of ten million shares of ITP Stock and two million shares of Preferred Stock. All of the issued and outstanding shares of capital stock of ITP are set forth in Annex V (including the names of the persons who own beneficially five percent (5%) or more of each class of stock). Except as disclosed on Schedule 6.5, there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements (including stock incentive, option and similar plans) to which ITP is a party requiring or restricting issuance, sale or transfer of any equity securities of ITP or any securities convertible directly or indirectly into equity securities of ITP, or evidencing the right to subscribe for any equity securities of ITP, or giving any person any rights with respect to the capital stock of ITP. Except as contemplated by this Agreement or disclosed on Schedule 6.5, there are no voting agreements, voting trusts, other agreements (including cumulative voting rights), commitments or understandings (including repurchase or redemption obligations) with respect to the ITP Stock. Upon the consummation of the Merger contemplated hereby and the issuance and delivery of certificates representing the ITP Stock as provided in this Agreement, the shares of ITP Stock issued pursuant to the Merger will be validly issued, fully paid and non-assessable shares.

     6.6 Subsidiaries. Schedule 6.6 attached hereto lists the name of each of ITP's and NEWCO's subsidiaries and sets forth the number and class of the authorized capital stock of each of ITP's and NEWCO's subsidiaries and the number of shares of each of ITP's and NEWCO's subsidiaries which are issued and outstanding prior to the Merger, all of which shares (except as set forth on Schedule 6.6) are duly authorized, validly issued, fully paid and nonassessable and are owned by ITP and NEWCO as the case may be, free and clear of all liens, security interests, pledges, voting trusts, equities, restrictions, encumbrances and claims of every kind. Except as set forth on
Schedule 6.6, ITP and NEWCO do not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity.

     6.7       Conformity with Law; Litigation.  Except as set forth on
Schedule 6.7, ITP and NEWCO have complied with all Laws, applicable to them or to the operation of their businesses and have not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any Law which has not heretofore been cured and for which there is no remaining liability other than, in each case, those not having a Material Adverse Effect on the business, condition (financial or other), properties, business prospects or financial results of ITP or NEWCO, taken as a whole.

     Except to the extent set forth on Schedule 6.7 (which shall disclose to the parties the, nature of, and relief sought for each matter):

          (a) There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of ITP and NEWCO, threatened against either of ITP or NEWCO or, to the knowledge of ITP and NEWCO, pending or threatened against any of the officers, directors or employees of ITP or NEWCO with respect to their businesses or proposed business activities which would have a Material Adverse Effect on ITP or NEWCO, or to which ITP or NEWCO are otherwise a party, before any court, or before any Governmental Authority.

           (b) ITP and NEWCO are not subject to any judgment, order or decree of any court or Governmental Authority; ITP and NEWCO have not received any opinion or memorandum from legal counsel to the effect that either is exposed, from a legal standpoint, to any liability or disadvantage which may be material to their businesses. Neither ITP nor NEWCO are engaged in any legal action to recover monies due it or them for damages sustained by either of them.

       6.8 Financial Statements. ITP has delivered to the COMPANY copies of its Balance Sheets, Income Statements, Statements of Stockholders' Equity, and Statements of Cash Flows at and for the interim period ended October 31, 1997 (collectively the "ITP Financial Statements"). The ITP Financial Statements are consistent with the books and records of ITP (which, in turn, are accurate and complete in all material respects) and fairly present ITP's financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP, consistently applied among the periods which are the subject of the ITP Financial Statements, except unaudited interim financial statements which were or are subject to normal year-end adjustments which were not and are not expected to be material in amount and the addition of required footnotes thereto. ITP has not deferred recognition of any of its accounts payable or accelerated recognition of any of its accounts receivable.

     6.9 No Undisclosed Liabilities. Except as is disclosed in Schedule 6.9, neither ITP nor any of its subsidiaries has any liabilities required to be disclosed or provided for in a balance sheet (or in the notes thereto) (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in the ITP Financial Statements (including any related notes thereto), (b) incurred in the ordinary course of business and not required under GAAP to be reflected in the ITP Financial Statements, (c) incurred since October 31, 1997 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement or other merger agreements entered into by ITP and any of its subsidiaries, or
(e) which could not reasonably be expected to have a Material Adverse Effect on ITP, its business prospects or its financial condition.

     6.10 HSR Act. Neither ITP or NEWCO nor their "ultimate parent entity" as that term is defined in 16 C.F.R. Part 801.1(a)(3) has annual net sales or total assets of $100,000,000 or more, as determined pursuant to 16 C.F.R. Part 801.11. Assuming that neither the COMPANY or the STOCKHOLDERS nor their "ultimate parent entity" as that term is defined in 16 C.F.R. Part 801.1(a)(3) has annual net sales or total assets of $100,000,000 or more, as determined pursuant to 16 C.F.R. Part 801.11, neither ITP or NEWCO nor their "ultimate parent entity is required to file a premerger notification with the Federal Trade Commission or with the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the transactions contemplated by this Agreement.

     6.11       No Material Adverse Change.  Except as set forth on Schedule
6.11 or as stated in the ITP Financial Statements, since     October 31, 1997,
(a) there has not been any change in ITP's operations, condition (financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or business prospects the result of which would have a Material Adverse Effect , (b) any damage to, destruction or loss of any assets of the ITP or its subsidiaries (whether or not covered by insurance) that would have a Material Adverse Effect, (c) any material change by ITP in its accounting methods, principles or practices, (d) any material revaluation by ITP of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (e) any other action or event that would have required the consent of the COMPANY pursuant to Section 7.10 had such action or event occurred after the date of this Agreement, or (f) any sale of a material amount of assets of ITP or any of its subsidiaries except in the ordinary course of business..

7.     COVENANTS PRIOR TO CLOSING

     7.1       Access and Cooperation: Due Diligence.

               (a) Between the date of this Agreement and the Closing Date, after reasonable prior notice, the COMPANY will afford to the officers and authorized representatives of ITP access during business hours to all of the COMPANY's sites, properties, books and records and will furnish ITP with such additional financial and operating data and other information as to the business and properties of the COMPANY as ITP may from time to time reasonably request. The COMPANY will cooperate with ITP and its representatives, including ITP's auditors and counsel, in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement. ITP, NEWCO, the NAMED STOCKHOLDERS and the COMPANY will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted as confidential in accordance with the provisions of Section 14 hereof.

            (b) Between the date of this Agreement and the Closing Date, after reasonable prior notice, ITP will afford to the officers and authorized representatives of the COMPANY and the NAMED STOCKHOLDERS access during business hours and after reasonable prior notice to all of ITP's and NEWCO's sites, properties, books and records and will furnish the COMPANY and the NAMED STOCKHOLDERS with such additional financial and operating data and other information as to the business and properties of ITP and NEWCO as the COMPANY may from time to time reasonably request. ITP and NEWCO will cooperate with the COMPANY and the NAMED STOCKHOLDERS, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement. ITP, NEWCO, the NAMED STOCKHOLDERS and the COMPANY will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted as confidential in accordance with the provisions of Section 14 hereof.

       7.2 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, the COMPANY will, except as set forth on
Schedule 7.2:

            (a) carry on its business in the ordinary course substantially as conducted heretofore and not introduce any new method of management, operation or accounting;

            (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

            (c) perform in all material respects its obligations under Material Contracts relating to or affecting its assets, properties or rights;

            (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

            (e) maintain and preserve its business organization intact and use its best efforts to retain its present key employees and relationships with suppliers, customers and others having business relations with the COMPANY;

            (f) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar Governmental Authorities;

            (g) maintain present Debt and lease instruments in accordance with their respective terms and not enter into new or amended Debt or lease instruments, provided that Debt and/or lease instruments may be replaced if such replacement instruments are on terms at least as favorable to the COMPANY as the instruments being replaced; and

             (h) except in the ordinary course of business or as required by law or contractual obligations or other understandings or arrangements existing on the date hereof, the COMPANY will not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the employees engaged in the COMPANY's business,
(ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee engaged in the COMPANY's business, (iv) amend or enter into a new Plan (except as required by Law) or amend or enter into a new collective bargaining agreement (except as required by this Agreement), or (v) engage in any transaction with any Affiliates.

      7.3 Prohibited Activities. Except as disclosed on Schedule 7.3 between the date hereof and the Closing Date, the COMPANY will not, without the prior written consent of ITP:

              (a) make any change in its Articles or Certificate of Incorporation or By-Laws;

              (b) grant or issue any securities, options, warrants, calls, conversion rights or commitments of any kind relating to its securities of any kind other than in connection with the exercise of options or warrants listed on Schedule 5.3;

              (c) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock or engage in any transaction that will significantly affect the cash reflected on the balance sheet of the COMPANY as of the Balance Sheet Date.

              (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditure, except if it is in the ordinary course of business (consistent with past practice) or involves an amount not in excess of $10,000;

              (e) create, assume or permit to exist any Lien upon any assets or properties whether now owned or hereafter acquired, except (1) Permitted Liens, or (2) Liens set forth on Schedule 5.6 hereto;

              (f) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the ordinary course of business;

              (g) negotiate for the acquisition of any business or the start-up of any new business, except in the ordinary course of business or pursuant to the Finders' Fee Agreement;

              (h) merge or consolidate or agree to merge or consolidate with or into any other corporation;

              (i)     waive any material right or claim of the COMPANY;

               (j) commit a material breach of, materially amend or terminate any Material Contract; or

               (k) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

     7.4 No Shop. In consideration of the substantial expenditure of time, effort and expense undertaken by ITP in connection with its due diligence review and the preparation and execution of this Agreement, the COMPANY and the NAMED STOCKHOLDERS agree that neither they nor their representatives, agents or employees will, after the execution of this Agreement until the earlier of (i) the termination of this Agreement or (ii) the Closing, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning the COMPANY) any acquisition proposal relating to or affecting the COMPANY or any part of it, or any direct or indirect interests in the COMPANY, whether by purchase of assets or stock, purchase of interests, merger or other transaction ("Acquisition Transaction"), and that the COMPANY will promptly advise ITP of the terms of any communications any of the NAMED STOCKHOLDERS or the COMPANY may receive or become aware of relating to any bid for all or any part of the COMPANY.

     7.5 Termination of Related Party Agreements. The NAMED STOCKHOLDERS and the COMPANY shall terminate (i) any stockholders' agreements, voting agreements, voting trusts, options, warrants and employment agreements between the COMPANY and any employee and (ii) any existing agreement between the COMPANY and any STOCKHOLDER (except for that certain Real Property Lease between the Company and Church & Church, Inc.), on or prior to the Closing Date. A list of such agreements to be so terminated is set forth on Schedule
7.5 and copies of each such agreement have been provided to counsel for ITP.

     7.6 Notification of Certain Matters. The NAMED STOCKHOLDERS and the COMPANY shall give prompt notice to ITP of (i) the occurrence or non-occurrence of any event of which the COMPANY or the NAMED STOCKHOLDERS have knowledge, the occurrence or non-occurrence of which, would cause any representation or warranty of the COMPANY or the NAMED STOCKHOLDERS contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any NAMED STOCKHOLDER or the COMPANY to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. ITP and NEWCO shall give prompt notice to the COMPANY and the NAMED STOCKHOLDERS of (i) the occurrence or nonoccurrence of any event of which ITP or NEWCO have knowledge, the occurrence or non-occurrence of which, would cause any representation or warranty of ITP or NEWCO contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of ITP or NEWCO to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 7.7, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7       Amendment of Schedules.
             (a) Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto delivered by such party pursuant to its representation with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

              (b) Notwithstanding the foregoing clause (a), no amendment or supplement to a Schedule prepared by the COMPANY or the NAMED STOCKHOLDERS that constitutes or reflects an event or occurrence that would have a Material Adverse Effect, individually or cumulatively with any other events or occurrences, may be made unless ITP consents in writing to such amendment or supplement; and provided further, that no amendment or supplement to a Schedule prepared by ITP or NEWCO that constitutes or reflects an event or occurrence that would have a Material Adverse Effect may be made unless the COMPANY and the NAMED STOCKHOLDERS consent in writing to such amendment or supplement. In the event that the COMPANY or the NAMED STOCKHOLDERS seek to amend or supplement a Schedule pursuant to this Section 7.7 and ITP does not consent to such amendment or supplement, as provided above, this Agreement shall be deemed terminated by mutual consent as set forth in Section 12.1(a) hereof. In the event that ITP or NEWCO seeks to amend or supplement a Schedule pursuant to this Section 7.7 and the COMPANY and the NAMED STOCKHOLDERS do not consent to such amendment or supplement, as provided above, this Agreement shall be deemed terminated by mutual consent as set forth in Section 12.1(a) hereof.

              (c) For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8 and 9 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 7.7. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of this Section 7.7, except that, notwithstanding anything to the contrary contained in this Agreement, if the COMPANY or the NAMED STOCKHOLDERS on the one hand, or ITP or NEWCO on the other hand, amends or supplements a Schedule which results in a termination of this Agreement and such amendment or supplement arises out of or reflects facts or circumstances which such party knew about at the time of execution of this Agreement and knew would result in a termination of this Agreement or if such amendment or supplement otherwise is proposed in bad faith, such party shall pay or reimburse ITP or the COMPANY and the STOCKHOLDERS, as the case may be, for all of the legal, accounting and other out of pocket costs reasonably incurred in connection with this Agreement.

       7.8 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

       7.9 Approval of Merger Agreement. Each of the NAMED STOCKHOLDERS agrees to vote all of his or her shares of the COMPANY Stock in favor of the Merger and all other transactions contemplated by this Agreement.

       7.10 Conduct of Business by ITP Pending the Merger.. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, ITP covenants and agrees that, unless the COMPANY and the NAMED STOCKHOLDERS shall otherwise agree in writing, ITP shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course consistent with past practice, other than actions taken by ITP or its subsidiaries in contemplation of the Merger or the other transactions contemplated in this Agreement or any other merger agreement entered into by ITP or any of its subsidiaries, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the COMPANY and the NAMED STOCKHOLDERS:

               (a) amend or otherwise change the Certificate of Incorporation or Bylaws of ITP; or

               (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of ITP may declare and pay a dividend to its parent; or

               (c) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of ITP contained in this Agreement untrue or incorrect or prevent ITP from performing or cause ITP not to perform its covenants hereunder.

8.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE NAMED STOCKHOLDERS AND THE
COMPANY

     The obligations of the NAMED STOCKHOLDERS and the COMPANY with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Section 8.

      8.1 Representations and Warranties. All representations and warranties of ITP and NEWCO contained in Section 6 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of such date; and a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of ITP shall have been delivered to the COMPANY and the NAMED STOCKHOLDERS.

     8.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with and performed by ITP and NEWCO on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date, provided that non-performance of an obligation at any time shall not constitute a failure of the condition contained in this Section 8.2 if such non-performance is not a material breach of such obligation; and certificates to the foregoing effect dated the Closing Date and signed by the President or any Vice President of ITP shall have been delivered to the COMPANY and the NAMED STOCKHOLDERS.

     8.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by this Agreement.

     8.4 Opinion of Counsel. The COMPANY and the NAMED STOCKHOLDERS shall have received an opinion from counsel for ITP and NEWCO, dated the Closing Date, substantially in the form annexed hereto as Annex VI.

      8.5 Consents and Approvals. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ITP and NEWCO for the authorization, execution and delivery of this Agreement and the performance and consummation by them of the transactions contemplated hereby shall have been obtained and made, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on ITP.

     8.6 Good Standing Certificates. ITP and NEWCO each shall have delivered to the COMPANY a certificate, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the Delaware Secretary of State and in each state in which ITP or NEWCO is authorized to do business, showing that each of ITP and NEWCO is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for ITP and NEWCO, respectively, for all periods prior to the Closing have been filed and paid.

     8.7 Secretary's Certificate. The COMPANY and the NAMED STOCKHOLDERS shall have received a certificate or certificates, dated the Closing Date and signed by the secretary of ITP and of NEWCO, certifying the truth and correctness of attached copies of the ITP's and NEWCO's respective Certificates of Incorporation (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the boards of directors and, if required, the stockholders of ITP and NEWCO approving ITP's and NEWCO's entering into this Agreement and the performance and consummation of the transactions contemplated hereby.

     8.8 No Material Adverse Change. As of the Closing Date, no event or circumstance shall have occurred with respect to ITP or NEWCO which would constitute a Material Adverse Effect, and neither ITP nor the NEWCO shall have suffered any material loss or damages to any of its properties or assets whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of each of ITP and NEWCO to conduct its business.

     8.9 Employment Agreements. NEWCO shall have entered into an employment agreement with each of John D. Bamberger, Michael J. Baltosiewich and Alan Wise substantially in the form attached as Annex VIII hereto.

9.     CONDITIONS PRECEDENT TO OBLIGATIONS OF ITP AND NEWCO

     The obligations of ITP and NEWCO with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Section 9.

     9.1 Representations and Warranties. All the representations and warranties of the NAMED STOCKHOLDERS and the COMPANY contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and the NAMED STOCKHOLDERS shall have delivered to ITP certificates dated the Closing Date and signed by them to such effect.

     9.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the NAMED STOCKHOLDERS and the COMPANY on or before the Closing Date shall have been duly performed or complied with in all material respects on or before the Closing Date, as the case may be, provided that non-performance of an obligation at any time shall not constitute a failure of the condition contained in this Section 9.2 if such non-performance is not a material breach of such obligation; and the NAMED STOCKHOLDERS shall have delivered to ITP certificates dated the Closing Date and signed by them to such effect.

     9.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by this Agreement and no Governmental Authority or body shall have taken any other action or made any request of ITP as a result of which the management of ITP deems it inadvisable to proceed with the transactions hereunder.

      9.4 Secretary's Certificate. ITP shall have received a certificate or certificates, dated the Closing Date and signed by the secretary of the COMPANY, certifying the truth and correctness of attached copies of the COMPANY's Certificate or Articles of Incorporation (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors and the shareholders approving the COMPANY's entering into this Agreement and the consummation of the transactions contemplated hereby.

      9.5 No Material Adverse Change. As of the Closing Date, no event or circumstance shall have occurred with respect to the COMPANY which would constitute a Material Adverse Effect, and the COMPANY shall not have suffered any material loss or damages to any of its properties or assets whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of the COMPANY to conduct its business.

     9.6 STOCKHOLDERS' Release. The NAMED STOCKHOLDERS shall have delivered to ITP an instrument dated the Closing Date releasing the COMPANY from any and all (i) claims of the STOCKHOLDERS against the COMPANY and ITP and (ii) obligations of the COMPANY and ITP to the NAMED STOCKHOLDERS, except for (x) continuing obligations to the NAMED STOCKHOLDERS relating to their employment by the COMPANY, (y) obligations arising under this Agreement or the transactions contemplated hereby.

     9.7 Termination of Related Party Agreements. All agreements specified in Section 7.5 hereof to be terminated prior to or as of the Closing Date shall have been terminated effective prior to or as of the Closing Date.

     9.8 Opinion of Counsel. ITP shall have received an opinion from counsel to the COMPANY, dated the Closing Date, substantially in the form attached hereto as Annex VII.

     9.9 Consents and Approvals. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the COMPANY and the NAMED STOCKHOLDERS for the authorization, execution and delivery of this Agreement and the performance and consummation by them of the transactions contemplated hereby shall have been obtained and made, except where the failure to receive such consents, etc. could not reasonably be expected to have a Material Adverse Effect on the COMPANY.

     9.10 Good Standing Certificates. The COMPANY shall have delivered to ITP a certificate, dated as of a date no earlier than five days prior to the Closing Date, duly issued by the appropriate Governmental Authority in the COMPANY's state of incorporation and, unless waived by ITP, in each state in which the COMPANY is authorized to do business, showing the COMPANY is in good standing and authorized to do business. In addition, the COMPANY shall have delivered to ITP a letter from the Michigan Department of Treasury confirming that all tax returns and taxes relating to Michigan Sales, Use and Withholding Taxes and Michigan Single Business Taxes for all periods prior to December 15, 1997 have been filed and paid.

     9.11 Employment Agreements. Each of John D. Bamberger, Michael J. Baltosiewich and Alan Wise shall have entered into an employment agreement substantially in the form attached as Annex VIII hereto.

     9.12 Stockholders' Agreement. Each STOCKHOLDER shall have executed a Joinder Agreement substantially in the form of Annex IX hereto binding them and all of their shares of ITP Stock received in the Merger to the provisions of the Stockholders' Agreement of IT Partners, Inc. dated May 30, 1997, as amended to date, a true, correct and complete copy of which has been provided to the COMPANY for distribution to the STOCKHOLDERS (the "Stockholders' Agreement").

      9.13 Subordination Agreement. Each of Messrs. John Bamberger and Alan Wise, being the only STOCKHOLDERS to receive Notes shall have executed a Subordination Agreement substantially in the form of Annex X hereto.

      9.14 Financing. ITP and/or NEWCO, as the case may be, shall have secured adequate financing to fund the amount of cash set forth on Annex III under the Intercompany Loan and Security Agreement by and among ITP, NEWCO, the lenders from time to time, Creditanstalt-Bankverein and Creditanstalt Corporate Finance, Inc. (the "Agent").

      9.15 Letter Agreement. Each of the STOCKHOLDERS who are not NAMED STOCKHOLDERS shall have executed a Letter Agreement in the form attached hereto as Annex XIII setting forth certain representations, warranties, covenants and agreements.

      9.16 Employment Matters. The COMPANY shall have terminated any agreement with Manage Pro, Inc. pursuant to which the COMPANY leases employees. Further, the COMPANY shall, in the ordinary course following the termination of such agreement, re-hire all employees previously leased from Manage Pro, Inc.

10.     COVENANTS AFTER CLOSING

     10.1       Preparation and Filing of Tax Returns.
          (a) The NAMED STOCKHOLDERS shall prepare draft Returns of any Acquired Party for all taxable periods that end on or before the Closing Date and NEWCO shall file or cause to be filed (after review and approval of such Returns by the NAMED STOCKHOLDERS) all such Returns on or before the due dates of such Returns.

          (b) ITP shall file or cause to be filed all Returns of, or that include, any Acquired Party for all taxable periods ending after the Closing Date on or before the due dates of such Returns.

          (c) Each party hereto shall, and shall cause its subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Agreement shall bear all costs of filing such Returns.

          (d) Each of the COMPANY, NEWCO, ITP and each NAMED STOCKHOLDER hereby agrees to report the transaction as a tax free reorganization pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and hereby agrees not to take any position which is inconsistent with the foregoing, including, without limitation, any election under Section 338 of the Code.

     10.2       Stock Options     Subject to the provisions of the
Stockholders' Agreement referred to in Section 9.12 hereof, ITP covenants and agrees that a stock option plan valued at the post-closing share price equivalent in value to 6% of the stock portion of the Merger Consideration will be implemented for the COMPANY'S employees. ITP's Board of Directors will consider the recommendations of Messrs. John Bamberger, Alan Wise and

Michael Baltosiewich with regard to the employees who should receive such options.

      10.3 Annual Incentive Compensation Plan ITP shall implement an annual incentive compensation plan (the "Annual Incentive Compensation Plan") for the employees of NEWCO, the terms of which shall be mutually agreed upon by the parties. In connection with the Annual Incentive Compensation Plan, ITP shall allocate the compensation of Messrs. John Bamberger, Alan Wise and Michael Baltosiewich between ITP and NEWCO in a manner reflecting the allocation of such individuals' time between ITP and NEWCO. The benefits to be awarded under the Annual Incentive Compensation Plan shall be allocated to the employees of NEWCO in the manner determined by Messrs. John Bamberger, Alan Wise and Michael Baltosiewich from time to time.

11.     INDEMNIFICATION

     The NAMED STOCKHOLDERS, ITP and NEWCO each make the following covenants that are applicable to them, respectively:

      11.1 General Indemnification by the STOCKHOLDERS. John D. Bamberger and Alan E. Wise covenant and agree that they, jointly and severally, and the other NAMED STOCKHOLDERS covenant and agree that they severally, but not jointly, will indemnify, defend, protect and hold harmless ITP, NEWCO, the COMPANY and the Surviving Corporation at all times, from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and reasonable expenses of investigation) incurred by ITP, NEWCO, the COMPANY or the Surviving Corporation as a result of or arising from (i) any breach of the representations and warranties of the NAMED STOCKHOLDERS or the COMPANY set forth herein or in the Company Delivered Documents, (ii) any breach of any agreement on the part of the NAMED STOCKHOLDERS or the COMPANY under this Agreement or the Company Delivered Documents, (iii) any liability under any Federal or state law or regulation, at common law or otherwise with respect to the transactions contemplated in this Agreement, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to the COMPANY or the NAMED STOCKHOLDERS, or arising out of or based upon any omission or alleged omission by the COMPANY and/or the NAMED STOCKHOLDERS to state a material fact relating to the COMPANY or the NAMED STOCKHOLDERS required to be stated or necessary to make the statements not misleading, (iv) any Tax imposed upon the COMPANY, NEWCO or the Surviving Corporation or relating to any third party or Acquired Party for any period ending on or prior to the Closing Date, including, in each case, any such Tax arising out of or in connection with the transactions effected pursuant to this Agreement or any such Tax for which an Acquired Party may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise (in excess of all amounts already paid with respect thereto or properly accrued or reserved with respect thereto on the COMPANY Financial Statements, the Estimated Closing Date Balance Sheet, the Final Closing Balance Sheet and any other financial statements of the COMPANY delivered to ITP with respect to periods ending on or prior to the Closing Date); provided, however, that any Tax arising out of or in connection with (a) the transactions effected pursuant to this Agreement solely as a result of the unilateral action of ITP after the Closing Date, and (b) any gain recognized by NEWCO in the event NEWCO (and not ITP) is deemed to have transferred the ITP Stock to the STOCKHOLDERS and if the transactions effected pursuant to this Agreement fail to qualify as a tax free reorganization pursuant to Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Code shall not, in the case of either (a) or (b), give rise to indemnification under this Section 11.1, or (v) any liability (in excess of the collateral) arising in connection with the leases listed on
Schedule 5.11(b)(g)(ii), including any assignment or financing document associated with such leases; provided, however, the indemnity provided in this
Section 11.1(v) shall not be subject to the limitation on indemnification set forth in Section 11.5(a).

     11.2 Indemnification by ITP. ITP covenants and agrees that it will indemnify, defend, protect and hold harmless the STOCKHOLDERS at all times from and after the date of this Agreement until the ITP Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the STOCKHOLDERS as a result of or arising from (i) any breach by ITP or NEWCO of its representations and warranties set forth herein or in the ITP Delivered Documents, (ii) any breach of any agreement on the part of ITP or NEWCO under this Agreement or the ITP Delivered Documents, or (iii) any liability under any Federal or state law or regulation, at common law or otherwise with respect to the transactions contemplated in this Agreement, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to ITP or NEWCO, or arising out of or based upon any omission or alleged omission to state a material fact relating to ITP or NEWCO required to be stated or necessary to make the statements not misleading, or (iv) with respect to any Tax arising out of or in connection with the transactions effected pursuant to this Agreement caused solely as a result of the unilateral action of ITP after the Closing Date.

     11.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), of the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 11.1 or 11.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party's expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement to said Third Person plus all indemnifiable costs and expenses incurred to date, the Indemnifying Party shall be relieved of its duty to defend and shall tender the Third Person claim back to the Indemnified Party, who shall thereafter, at its own expense, be responsible for the defense and negotiation of such Third Person claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     11.4       Exclusive Remedy.  The indemnification provided for in this
Section 11 shall (except as prohibited by ERISA and except as otherwise expressly provided in this Agreement, the Company Delivered Documents or the ITP Delivered Documents) be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party.

     11.5 Limitations on Indemnification. (a) The persons or entities indemnified pursuant to Section 11.1 or 11.2 shall not assert any claim other than a Third Person claim for indemnification hereunder until such time as, and solely to the extent that, the aggregate of all claims which such persons may have shall exceed $150,000. An amount equal to $150,000 shall be a cumulative deductible against any claim for indemnification hereunder. No person shall be entitled to indemnification under this Article 11 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

            (b) ITP shall have the right, upon reasonable prior written notice, to offset indemnification amounts due to it by a NAMED STOCKHOLDER pursuant to this Agreement against payments due to such NAMED STOCKHOLDER under (i) this Agreement (including, without limitation, the consideration set forth on Annex III hereto) and/or (ii) any contract contemplated by, or referred to in, this Agreement.

             (c) Except for claims for Merger Consideration, the indemnification obligations under Section 11.1 shall be limited, in the aggregate, to fifty percent (50%) of the value of the Merger Consideration as of the Closing Date received by the STOCKHOLDERS pursuant to Article 3. The indemnification obligations under Section 11.2 shall be limited, in the aggregate, to fifty percent (50%) of the total value of the Merger Consideration as of the Closing Date paid by ITP pursuant to Article 3.

     11.6 Subrogation. In the event that the Indemnifying Party shall be obligated to provide indemnification hereunder to a claimant (the "Claimant"), the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Claimant with respect to the Losses to which such indemnification relates.

     11.7 Tax and Insurance. All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all tax and insurance benefits actually received by the Indemnified Party. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third person, the Indemnified Party(ies) expressly agree that he (they) shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Party(ies) agree to pursue, at the cost and expense of the Indemnified Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnified Party, with each applicable insurance carrier and third party indemnitor or contributor.

      11.8 Undertakings. Prior to the assertion of any claims for indemnification under this Agreement, the Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any losses or damages subject to indemnification hereunder.

     12.     TERMINATION OF AGREEMENT

     12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

             (a) by mutual consent of the boards of directors of ITP and the COMPANY;

             (b) by the NAMED STOCKHOLDERS or the COMPANY (acting through its board of directors), on the one hand, or by ITP (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by January 31, 1998, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

             (c) by the STOCKHOLDERS or the COMPANY, on the one hand, or by ITP, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date; or
          (d)     pursuant to Section 7.7 hereof.

     12.2       Liabilities in Event of Termination.  Except as provided in
Section 7.7 hereof, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

     13.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      13.1 STOCKHOLDERS. The NAMED STOCKHOLDERS recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain confidential information of the COMPANY and/or ITP, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY's and/or ITP's respective businesses (collectively, the "Confidential Information"). The NAMED STOCKHOLDERS, severally and not jointly, agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of ITP who need to know such Confidential Information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such Confidential Information and who have agreed to keep such Confidential Information confidential as provided hereby, (b) following the Closing, such Confidential Information may be disclosed by the NAMED STOCKHOLDERS as is required in the course of performing their duties for ITP or the Surviving Corporation and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 13.1, unless (i) such Confidential Information becomes known to the public generally through no fault of any such NAMED STOCKHOLDERS, (ii) disclosure is required by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any Confidential Information pursuant to this clause (ii), the NAMED STOCKHOLDERS shall, if possible, give prior written notice thereof to ITP and provide ITP with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any of the NAMED STOCKHOLDERS of the provisions of this Section 13, ITP shall be entitled to an injunction restraining such NAMED STOCKHOLDERS from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting ITP from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, the NAMED STOCKHOLDERS shall have none of the above-mentioned restrictions on their ability to disseminate Confidential Information with respect to the COMPANY.
13.2 ITP and NEWCO. ITP and NEWCO recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain Confidential Information of the COMPANY, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the

COMPANY's business. ITP and NEWCO agree that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to the NAMED STOCKHOLDERS and to-authorized representatives of the COMPANY, and (b) to counsel, the Agent and the Lenders and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 13.2, unless (i) such Confidential Information becomes known to the public generally through no fault of ITP or NEWCO, (ii) disclosure is required by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any Confidential Information pursuant to this clause (ii), ITP and NEWCO shall, if possible, give prior written notice thereof to the COMPANY and the NAMED STOCKHOLDERS and provide the COMPANY and the NAMED STOCKHOLDERS with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by ITP or NEWCO of the provisions of this Section, the COMPANY and the NAMED STOCKHOLDERS shall be entitled to an injunction restraining ITP and NEWCO from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the COMPANY and the NAMED STOCKHOLDERS from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      13.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Sections 13.1 and 13.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     13.4 Survival. The obligations of the parties under this Article 13 shall survive the termination of this Agreement for a period of three (3) years from the Closing Date.

14.     STOCKHOLDERS' AGREEMENT

     14.1 Stockholders' Agreement. Each of the STOCKHOLDERS shall have executed a Joinder Agreement substantially in the form of Annex IX hereto binding them and all of their shares of ITP Stock received in the Merger to the provisions of the Stockholders' Agreement. The certificates evidencing the ITP Stock delivered to the STOCKHOLDERS pursuant to Section 3 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as ITP may deem necessary or appropriate:
EXCEPT AS PROVIDED BY THAT CERTAIN STOCKHOLDERS' AGREEMENT DATED MAY 30, 1997, AS AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY FOR INSPECTION, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION.

15.     FEDERAL SECURITIES ACT REPRESENTATIONS

     The NAMED STOCKHOLDERS acknowledge that the shares of ITP Stock to be delivered to the NAMED STOCKHOLDERS pursuant to this Agreement have not been and will not be registered under the Act and therefore may not be resold without compliance with the 1933 Act. The ITP Stock to be acquired by the NAMED STOCKHOLDERS pursuant to this Agreement is being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

     15.1 Compliance with Law. The NAMED STOCKHOLDERS covenant, warrant and represent that none of the shares of ITP Stock issued to the NAMED STOCKHOLDERS will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after fall compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. All the ITP Stock shall bear the following legend in addition to the legend required under Article 14 of this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND, IF REQUIRED BY IT PARTNERS, INC., AN OPINION OF COUNSEL TO IT PARTNERS, INC. STATING THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

      15.2 Economic Risk: Sophistication. The NAMED STOCKHOLDERS represent and warrant that they are able to bear the economic risk of an investment in the ITP Stock acquired pursuant to this Agreement, can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the ITP Stock. The NAMED STOCKHOLDERS represent and warrant that they have had an adequate opportunity to ask questions and receive answers from the officers of ITP concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of ITP, business, operations, financial conditions and plans for ITP, and any plans for additional acquisitions and the like. Each NAMED STOCKHOLDER represents that after taking into consideration the information and advice provided herein each NAMED STOCKHOLDER has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of this investment.
Notwithstanding the foregoing, the NAMED STOCKHOLDERS have the right to rely fully upon each of the representations, warranties, covenants and agreements of ITP and NEWCO contained in this Agreement, the Company Delivered Documents and the ITP Delivered Documents.

16.     GENERAL

     16.1 Cooperation. The COMPANY, the NAMED STOCKHOLDERS, ITP and NEWCO, shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The NAMED STOCKHOLDERS will, at ITP's expense, cooperate and use their reasonable efforts to have the present officers, directors and employees of the COMPANY cooperate with ITP on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     16.2 Successors and Assigns. Except that ITP and the Surviving Corporation may assign the benefits of this Agreement to the Agent, this Agreement and the rights and obligations of the parties hereunder (including, but not limited to, the right to receive the Subsequent Merger Consideration) may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the permitted successors of ITP, and the heirs and legal representatives of the NAMED STOCKHOLDERS.

     16.3 Entire Agreement. This Agreement (including the Schedules, exhibits and annexes attached hereto), the Company Delivered Documents and the ITP Delivered Documents constitute the entire agreement and understanding among the NAMED STOCKHOLDERS, the COMPANY, NEWCO and ITP and supersede any prior agreement and understanding relating to the subject matter of this Agreement. Subject to Section 16.14, this Agreement may be modified or amended only by a written instrument executed by the NAMED STOCKHOLDERS, the COMPANY, NEWCO and ITP, acting through their respective officers or trustees, duly authorized by their respective boards of directors (as the case may be). Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby, provided that the COMPANY and the NAMED STOCKHOLDERS, on the one hand, and ITP and NEWCO, on the other hand, shall make a good faith effort to cross reference disclosure, as necessary or advisable, between related Schedules.

     16.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     16.5 Brokers and Agents. ITP and NEWCO represent and warrant that they employed no broker or agent in connection with this transaction. It is acknowledged and understood that the COMPANY and the NAMED STOCKHOLDERS retained the services of First of Michigan Corporation and the STOCKHOLDERS will be solely responsible for any fees, commissions or expenses of that entity.

     16.6       Expenses.

             (a) Except as otherwise expressly provided in this Agreement, whether or not the transactions herein contemplated shall be consummated, each of the parties hereto will pay its own fees, expenses and disbursements and those of its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by it under this Agreement.

            (b) Each NAMED STOCKHOLDER shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") imposed in connection with the transactions contemplated hereby. Each NAMED STOCKHOLDER shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each NAMED STOCKHOLDER acknowledges that he, and not the COMPANY or ITP, will pay all Taxes attributable to the receipt of the Merger Consideration payable pursuant to Section 2 hereof, and will assume all Tax risks and liabilities of such NAMED STOCKHOLDER in connection with the transactions contemplated hereby.

     16.7 Notices. All notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) if physically delivered, (ii) if telephonically transmitted by facsimile transmission, if such transmission is confirmed by delivery by certified or registered United States Mail (with first class postage pre-paid) or guaranteed overnight delivery, (iii) five business days after having been deposited in the United States Mail, as certified or registered mail (with return receipt requested and with first class postage pre-paid), or (iv) one
(1) business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient (or to an officer or agent of the recipient) as follows:

               (a)     If to ITP, or NEWCO, addressed to them at:

                             IT Partners, Inc.
                             9881 Broken Land Parkway, Suite 102
                             Columbia, Maryland 21046
                             Attn:     Mr. Daniel J. Klein

                with copies to:

                             Piper & Marbury L.L.P.
                             Charles Center South
                             36 South Charles Street
                             Baltimore, Maryland 21201
                             Attn:     Earl S. Wellschlager, Esquire

                (b) If to the NAMED STOCKHOLDERS, addressed to them at their addresses set forth on Annex IV, with copies to such counsel, if any, as is set forth with respect to each NAMED STOCKHOLDER on such Annex IV;

                 (c)     If to the COMPANY, addressed to it at:

                                Sequoia Diversified Products, Inc.
                                107 South Squirrel Road
                                Auburn Hills, Michigan 48326
                                Attn:     Mr. John D. Bamberger

                  with copies to:

                                Dykema Gossett PLLC
                                400 Renaissance Center
                                Detriot, Michigan 48243-1688
                                Attn:     J. Michael Bernard, Esquire

or to such other address or counsel as any party hereto shall specify pursuant to this Section 16.7 from time to time.

     16.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, except that matters herein within the purview of the matters covered by Delaware Law or by Michigan Law shall be governed by such Delaware Law or Michigan Law (as the case may be), in each case without reference to conflicts of laws principles.

     16.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     16.10       Time.  Time is of the essence with respect to this Agreement.

     16.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     16.12 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     16.13 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     16.14 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of ITP, NEWCO, the COMPANY and NAMED STOCKHOLDERS who will hold or who hold at least 50% of the ITP Stock issued or to be issued to the STOCKHOLDERS upon consummation of the Merger. Any amendment or waiver effected in accordance with this Section 16.14 shall be binding upon each of the parties hereto, any other person receiving ITP Stock in connection with the Merger and each future holder of such ITP Stock.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    IT PARTNERS, INC.



                                    By: /s/ Daniel J. Klein (SEAL)
                                       ----------------------
                                       Name:     Daniel J. Klein
                                       Title:     President


                                    ITP NO. 10, INC.


                                    By: /s/ Daniel J. Klein (SEAL)
                                       -----------------------
                                       Name:     Daniel J. Klein
                                       Title:     Chairman of the Board

                                  SEQUOIA DIVERSIFIED PRODUCTS, INC.


                                  By: /s/ John D. Banberger (SEAL)
                                      -----------------------
                                      Name:     John D. Bamberger
                                      Title:     President

                                  NAMED STOCKHOLDERS:


                                  /s/John D. Bamberger
                                  -----------------------------
                                  John D. Bamberger, as Trustee U-A,
                                  dated November 9, 1995


                                  /s/ Alan E. Wise
                                  -----------------------------
                                  Alan E. Wise, as Trustee U-A,
                                  dated December 13, 1995



                                  /s/ William E. Murray
                                  ----------------------
                                  William E. Murray



                                  /s/Michael J. Baltosiewich
                                  ----------------------------
                                  Michael J. Baltosiewich, as Trustee U-A,
                                  dated October 20, 1972


                                  /s/Carl J. Griffin
                                  --------------------------
                                  Carl J. Griffin


                                  /s/William C. Church
                                  ---------------------------
                                  William C. Church



                                  /s/ Michael A. Ryan
                                  ---------------------------
                                  Michael A. Ryan